UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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Targa Resources Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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per Exchange Act Rules 14a-6(i)(1) and 0-11

TARGA RESOURCES CORP.

811 Louisiana Street | Suite 2100 | Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Targa Resources Corp.:

Notice is hereby given that the Annual Meeting of Stockholders of Targa Resources Corp. (the “Company” or “Targa”) will be held at 811 Louisiana Street, Suite 2100, Houston, TX 77002 on May 21, 2026, at 8:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1.
To elect the four Class I Directors named in this proxy statement, each to serve until the 2029 annual meeting of stockholders (Proposal One).
2.
To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2026 (Proposal Two).
3.
To approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended December 31, 2025 (Proposal Three).
4.
To transact such other business as may properly come before the Annual Meeting.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on March 24, 2026.

YOUR VOTE IS IMPORTANT

Please vote over the internet at www.AALVote.com/TRGP or by phone at 1-866-804-9616 promptly so that your shares may be voted in accordance with your wishes and so we may have a quorum at the Annual Meeting. Alternatively, if you did not receive a paper copy of the proxy materials (which includes the proxy card), you may request a paper proxy card, which you may complete, sign and return by mail.

By Order of the Board of Directors,

Gerald R. Shrader	Houston, Texas
SECRETARY	March 26, 2026

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 21, 2026:

OUR PROXY STATEMENT FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS AND OUR ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT WEB.VIEWPROXY.COM/TARGA/2026.

TARGA RESOURCES CORP. (the “Company”)

811 Louisiana Street | Suite 2100 | Houston, Texas 77002

PROXY STATEMENT

2026 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of the Company (the “Board of Directors” or “Board”) is providing the information in this proxy statement to you in connection with the solicitation of proxies for the matters to be voted on at the Annual Meeting of Stockholders (the “Annual Meeting”) that will be held May 21, 2026, at 8:00 a.m. Central Time, at 811 Louisiana Street, Suite 2100, Houston, TX 77002. By submitting your proxy card, you authorize the persons named on the proxy card to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

We encourage you to vote your shares prior to the Annual Meeting. If you attend the Annual Meeting, you may vote in person. Only stockholders of the Company (or their authorized representatives) and the Company’s invited guests may attend the Annual Meeting. All attendees should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy. You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the internet or by phone after the grant of your proxy, or by signing and delivering to the Secretary of the Company a proxy card with a later date. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the Secretary of the Company before your proxy is exercised or unless you vote your shares in person at the Annual Meeting.

Electronic Availability of Proxy Statement and Annual Report

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), the Company is making this proxy statement and its Annual Report on Form 10-K available to its stockholders electronically via the internet. On or about March 26, 2026, the Company is sending a Notice Regarding the Availability of Proxy Materials (the “Notice”) to its stockholders of record as of the close of business on March 24, 2026, which Notice will include (i) instructions on how to access the Company’s proxy materials electronically, (ii) the date, time and location of the Annual Meeting, (iii) a description of the matters intended to be acted upon at the Annual Meeting, (iv) a list of the materials being made available electronically, (v) instructions on how a stockholder can request to receive paper or e-mail copies of the Company’s proxy materials, (vi) any control/identification numbers that a stockholder needs to access his or her proxy card and instructions on how to access the proxy card, and (vii) information about attending the Annual Meeting and voting in person.

Stockholders of Record and Beneficial Owners

Most of the Company’s stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice is being sent directly to you by our agent. As a stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a proxy card for the Annual Meeting.

Beneficial Owners. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by your bank, broker or nominee. The bank, broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the Notice by mail from the stockholder of record should follow the instructions included in the Notice to view the proxy statement and transmit voting instructions. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a voting instruction card for the Annual Meeting. To vote electronically over the internet or by telephone, you should follow the instructions provided to you by your bank, broker or other nominee.

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If you are a beneficial owner and want to vote your shares at the Annual Meeting, you will need to ask your bank, broker or other nominee to furnish you with a legal proxy. You will not be able to vote your shares at the Annual Meeting without a legal proxy provided by your bank, broker or other nominee.

If you are a beneficial owner, you must follow the instructions provided to you by your bank, broker or other nominee to revoke prior voting instructions. Your attendance at the Annual Meeting will not revoke your vote unless you obtain a legal proxy from your bank, broker or other nominee and you vote your shares in person at the Annual Meeting.

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QUORUM AND VOTING

Voting Stock. The Company’s common stock, par value $0.001 per share (“common stock”), is the only class of securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date is entitled to one vote. Following the Annual Meeting, voting results will be tabulated and certified by the inspector of elections appointed by the Board and timely announced by the Company.

Record Date. The record date for stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 24, 2026. As of the record date, there were a total of 214,801,969 shares of common stock outstanding and entitled to be voted at the Annual Meeting.

Quorum and Adjournments. The presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote generally in the election of directors at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If a quorum is not present, a majority of the stockholders who are present in person or by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than as required by applicable law, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

Vote Required. The votes required to pass each proposal is as follows:

Proposal	Required Vote for Approval	Broker Discretionary Voting and Impact of Broker Non-Votes	Impact of Abstentions
ONE (Election of Directors)

The affirmative vote of a majority of the votes cast by the holders of shares entitled to vote with respect to that director’s election (meaning that the number of the votes cast “for” a director’s election must exceed the number of the votes cast “against” that director’s election).

		Brokers do not have discretionary authority to vote on this proposal. Broker non-votes are not considered votes cast and do not affect the outcome.	Abstentions are not considered votes cast and do not affect the outcome.
TWO (Ratification of the Selection of Independent Auditors)	The affirmative vote of a majority of the shares present and entitled to vote on the matter.

Brokers have discretionary authority in the absence of timely instructions from their customers to vote on this proposal. As a result, we do not expect any broker non-votes with respect to this proposal.

Abstentions are treated as present and entitled to vote on the matter and will have the same effect as a vote against this proposal.
THREE (Advisory Vote to Approve the Compensation of Named Executive Officers)

The affirmative vote of a majority of the shares present and entitled to vote on the matter.

This advisory vote is not binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee and the Board will take into account the result of the vote when determining future executive compensation programs.

		Brokers do not have discretionary authority to vote on this proposal. Broker non-votes are not entitled to vote and do not affect the outcome.	Abstentions are treated as present and entitled to vote on the matter and will have the same effect as a vote against this proposal.

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If your shares of common stock are held in the name of a bank, broker or other holder of record, you will receive instructions from that holder of record that you must follow in order for your shares to be voted at the Annual Meeting. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners.

Default Voting. A proxy card that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy card. If you properly complete and submit a proxy card, but do not indicate any contrary voting instructions, your shares will be voted consistent with the Board of Directors’ recommendation as follows:

▪
FOR the election of the four persons named in this proxy statement as the Board of Directors’ nominees for election as Class I Directors, each to serve until the 2029 annual meeting of stockholders (Proposal One).
▪
FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2026 (Proposal Two).
▪
FOR the approval, on an advisory basis, of the compensation of our named executive officers for the fiscal year ended December 31, 2025, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC (Proposal Three).

If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of your proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

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BUSINESS OVERVIEW

Targa (NYSE: TRGP) is a publicly traded Delaware corporation formed in October 2005. Targa is a leading provider of midstream services and is one of the largest independent infrastructure companies in North America. We own, operate, acquire, and develop a diversified portfolio of complementary domestic infrastructure assets.

Our Operations

We are engaged primarily in the business of:

▪
gathering, compressing, treating, processing, transporting, and purchasing and selling natural gas;
▪
transporting, storing, fractionating, treating, and purchasing and selling natural gas liquids (“NGLs”) and NGL products, including services to liquefied petroleum gas (“LPG”) exporters; and
▪
gathering, storing, terminaling, and purchasing and selling crude oil.

To provide these services, we operate in two primary segments: (i) Gathering and Processing, and (ii) Logistics and Transportation (also referred to as our Downstream Business).

Our Gathering and Processing segment includes assets used in the gathering and/or purchase and sale of natural gas produced from oil and gas wells, removing impurities and processing this raw natural gas into merchantable natural gas by extracting NGLs; and assets used for the gathering and terminaling and/or purchase and sale of crude oil. The Gathering and Processing segment’s assets are located in the Permian Basin of West Texas and Southeast New Mexico (including the Midland, Central and Delaware Basins); the Eagle Ford Shale in South Texas; the Barnett Shale in North Texas; the Anadarko, Ardmore, and Arkoma Basins in Oklahoma (including the SCOOP and STACK) and South Central Kansas; the Williston Basin in North Dakota (including the Bakken and Three Forks plays); and the onshore and near offshore regions of the Louisiana Gulf Coast.

Our Logistics and Transportation segment includes the activities and assets necessary to convert mixed NGLs into NGL products and also includes other assets and value-added services such as transporting, storing, fractionating, terminaling, and marketing of NGLs and NGL products, including services to LPG exporters and certain natural gas supply and marketing activities in support of our other businesses. The Logistics and Transportation segment also includes our NGL pipeline system, which connects our gathering and processing positions in the Permian Basin, Southern Oklahoma and North Texas with our Downstream facilities in Mont Belvieu, Texas. Our Downstream facilities are located predominantly in Mont Belvieu and Galena Park, Texas, and in Lake Charles, Louisiana.

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SUSTAINABILITY AT TARGA

Our Goals

Targa outperformed the 2025 sector goals under ONE Future's original methodology

0.08%

Reduced our methane intensity below 0.08% for our gathering and boosting segment

0.11%

Reduced our methane intensity below 0.11% for our processing segment

Targa Resources Corp. is one of the largest independent infrastructure companies in North America. We own, operate, acquire, and develop a diversified portfolio of complementary domestic infrastructure assets across the U.S. As a predominately natural gas and NGLs focused energy infrastructure company, we are committed to maintaining our reputation as a responsible and reliable operator of critical energy infrastructure.

We strive to safely and reliably operate a strong and diversified portfolio of gathering, processing, logistics, and transportation assets. Our assets connect natural gas and NGLs to domestic and international markets as part of an integrated energy value chain that is designed to deliver affordable and reliable energy for everything from electricity, dependable home heating and cooking, transportation fuel, and products that improve lives every day.

Targa’s products are a critical component of today’s energy mix. As global demand for secure and reliable fuel and feedstocks grows, Targa continues to play an important role in helping to provide necessary, reliable, and dependable sources of energy. We are proud of the impact we have beyond our industry, addressing energy accessibility both domestically and across the globe. Increased access to energy drives human prosperity, improving access to clean water and food systems, infrastructure and employment opportunities.

As part of our Board of Directors’ continued commitment to sustainability, our Sustainability Committee oversees sustainability matters, including governance in relation to such matters. This includes overseeing management’s process for establishing and implementing a strategy to integrate sustainability into various business activities of the Company, with the goal of creating long-term stakeholder benefits. The full Board of Directors also reviews the Company’s progress at each quarterly board meeting. Our CEO and Executive Management team oversee the development, implementation, and reporting of our sustainability practices, and facilitate our enterprise risk management process with participation and oversight from the Board of Directors.

Our Performance

We continue to engage with our stakeholders regarding our sustainability efforts and are proud of the progress we have made. Our sustainability initiatives and priorities are driven by what is best for long-term sustainable value creation and stakeholder feedback helps inform our efforts.

Prioritizing the health and safety of our people is embedded in everything we do. Our multiyear investment in and implementation of standardized processes and digital systems, training programs, and proactive work practices has seen record levels of success. Since 2021, we have achieved a 22% reduction in our Total Recordable Incident Rate. In 2024, we completed approximately 74,000 total safety and environmental training hours. We also introduced a new contractor-specific Learning Management System, which offers position-specific safety training. We are focused on continuing to champion a culture of safety and on advancing programs that protect our employees, contractors and the communities we serve.

We continue to make progress on key strategic initiatives including avoided emissions through continued investment in electric compression, the implementation of new advanced monitoring technologies, and ongoing optimization across our systems, as well as an on-going commitment to and leadership in methane management and limiting methane loss in our systems. Key achievements in 2024 included:

▪
Outperforming our 2025 methane intensity goals that we established through ONE Future participation;
▪
Exporting 6.5 billion gallons of LPGs in 2024 globally that can offset higher GHG-emitting fuels;
▪
Completing our seventh sequestration well in 2024, increasing the volume of CO2 captured by nearly 50%;

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▪
Continuing to invest in emissions avoided through electric compression with 116,400 horsepower (hp) of electric compression installed at new gas plants and 35,000 hp installed in our gathering and boosting operations;
▪
Bolstering our Methane Management Plan, evaluating and testing new technology to reduce methane slip and improve flare performance;
▪
Establishing a new Compliance Officer role with a dedicated Environmental, Safety and Health (ES&H) Assurance Group to facilitate continued ES&H performance improvement;
▪
Conducting aerial methane surveys at all our gathering and processing assets;
▪
Continuing to maintain leadership roles in ONE Future as an elected Board member and Co-Chair of the Technical Committee; and
▪
Taking a proactive approach to mitigating flaring incidents by testing new monitoring technology to give us a better understanding of how our flares react during different operating scenarios.

Despite growing our asset footprint significantly, which has resulted in record volumes, our GHG intensity has decreased over the last five years. We remain committed to our continued efforts to optimize operations, utilize data and advance monitoring and abatement technology to manage emissions.

As we look forward, we will continue to strive to improve our performance, conduct our business safely and with integrity, and create lasting benefits for all of our stakeholders.

We invite you to review our 2024 Sustainability Report, which is available on the Company’s website at https://www.targaresources.com/sustainability. However, please note that the content of that report, and other materials on our website, are not incorporated into this proxy statement by reference. Additionally, we may provide information in this proxy statement that is not necessarily “material” under the federal securities laws for SEC reporting purposes, but that is informed by various sustainability standards and frameworks (including standards for the measurement of underlying data), and the interests of various stakeholders, which may be impacted by matters outside of our control. This proxy statement also contains forward-looking statements, which may be impacted by many risks, including those identified in our most recently filed Annual Report on Form 10-K. Accordingly, the actual conduct of our activities, including the setting and pursuit of any goals, strategies, priorities, and initiatives discussed and forecasted in this proxy statement, may differ materially in the future. We may set, measure and report on various emissions metrics, including emissions-related goals, which are generally aspirational in nature and often reliant on estimated information, complex assumptions and hypothetical scenarios, all of which are inherently imprecise. The setting, achievement or progress against such metrics or goals may change in the future as methodologies for such activities continue to evolve. Moreover, under current or future approaches to setting, measuring or reporting on various emissions metrics, we may not be able to meet our goals and targets for various technical, logistical, financial or other reasons.

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PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors has nominated the following individuals for election as Class I Directors of the Company to serve for a three-year term to expire at the 2029 annual meeting of stockholders:

▪
Paul W. Chung
▪
Charles R. Crisp
▪
Laura C. Fulton
▪
R. Keith Teague

Ms. Fulton and Messrs. Chung, Crisp and Teague are currently serving as directors of the Company. Their biographical information is contained in the “Directors and Executive Officers” section below.

The Board currently consists of eleven directors. As part of our ongoing Board succession, Director Rene R. Joyce announced his retirement from the Board effective as of the date of the Annual Meeting. Mr. Joyce’s decision to retire was not the result of any disagreement with the Company or any of its affiliates on any matter relating to the Company’s operations, policies or practices. Our bylaws provide that the number of directors will be determined by the Board of Directors, and the number of directors is currently set at eleven. We will reduce the number of directors to ten following the Annual Meeting.

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting via proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

Our bylaws provide that in an uncontested election, each director will be elected by the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote with respect to that director’s election (meaning that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election). Under our bylaws, each incumbent director nominated for election must submit an irrevocable resignation, contingent on (i) not receiving a majority of the votes cast in an uncontested election, and (ii) acceptance of that proffered resignation by the Board of Directors in accordance with the following policies and procedures. In the event an incumbent director fails to receive a majority of the votes cast in an uncontested election, the Nominating and Governance Committee, or such other committee designated by the Board, will make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors will act on the proffered resignation, taking into account such committee’s recommendation, and publicly disclose its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within ninety days following certification of the election results. Such committee, in making its recommendation, and the Board of Directors, in making its decision, each may consider any factors and other information that they consider appropriate and relevant. The director whose resignation is being considered will not participate in the deliberations of such committee or the Board of Directors with respect to whether to accept such director’s resignation. If the director’s resignation is not accepted by the Board of Directors, such director will continue to serve until his or her successor is duly elected, or until his or her earlier resignation or removal.

Vote Required

The affirmative vote of a majority of the votes cast by the holders of shares entitled to vote with respect to each director’s election is required to elect that director (meaning that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election). If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Please see “Quorum and Voting—Vote Required” for further information regarding the impact of abstentions and broker non-votes.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

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DIRECTORS AND EXECUTIVE OFFICERS

The Board of Directors of the Company and the executive officers of the Company are:

Name	Age (1)	Position
Matthew J. Meloy	48	Chief Executive Officer and Director
Jennifer R. Kneale	47	President
Robert M. Muraro	49	Chief Commercial Officer
William A. Byers	50	Chief Financial Officer
Patrick J. McDonie	65	President – Gathering and Processing
Benjamin J. Branstetter	41	President – Logistics and Transportation
Gerald R. Shrader	66	Executive Vice President, General Counsel and Secretary
J. Christopher Eklof	57	Senior Vice President and Chief Accounting Officer
Paul W. Chung	66	Chairman of the Board of Directors
Beth A. Bowman	69	Director
Lindsey M. Cooksen	43	Director
Charles R. Crisp	78	Director
Waters S. Davis, IV	72	Director
Laura C. Fulton	62	Director
Rene R. Joyce (2)	78	Director
Caron A. Lawhorn	65	Director
Joe Bob Perkins	65	Director
R. Keith Teague	61	Director

(1)
Ages as of March 26, 2026.
(2)
Mr. Joyce is retiring from the Board, effective as of the date of the Annual Meeting, and therefore will no longer be considered a member of the Board as of the date of the Annual Meeting.

Matthew J. Meloy has served as Chief Executive Officer and a director of the Company since March 1, 2020. He also served as a director of Targa Resources GP LLC, the “General Partner” of Targa Resources Partners LP (the “Partnership” or “TRP”), between March 2020 and May 2021. Mr. Meloy has also served as Chief Executive Officer of the General Partner since March 2020. Mr. Meloy previously served as President of the Company and the General Partner between March 2018 and March 2020. Mr. Meloy also served as Executive Vice President and Chief Financial Officer of the Company and the General Partner between May 2015 and February 2018. He also served as Treasurer of the Company and the General Partner until December 2015. Mr. Meloy previously served as Senior Vice President, Chief Financial Officer and Treasurer of the Company between October 2010 and May 2015 and of the General Partner between December 2010 and May 2015. He also served as Vice President—Finance and Treasurer of the Company between April 2008 and October 2010, and as Director, Corporate Development of the Company between March 2006 and March 2008 and of the General Partner between March 2006 and March 2008. He served as Vice President—Finance and Treasurer of the General Partner between April 2008 and December 15, 2010. Mr. Meloy was with The Royal Bank of Scotland in the structured finance group, focusing on the energy sector from October 2003 to March 2006. Mr. Meloy’s extensive knowledge of the Company’s operational and strategic initiatives and capital investment program, attained from his service as President for two years and Chief Financial Officer for eight years, combined with his experience in the finance industry, brings operational, financial and capital markets experience to the Board.

Jennifer R. Kneale has served as President of the Company and the General Partner since March 2025. Ms. Kneale previously served as President—Finance and Administration of the Company and the General Partner between July 2024 and February 2025. Ms. Kneale previously served as the Chief Financial Officer of the Company and the General Partner between March 2018 and July 2024. She also served as Treasurer of the Company between September 2022 and April 2023 and of the General Partner between August 2022 and April 2023. Ms. Kneale previously served as Vice President—Finance of the Company and the General Partner between December 2015 and February 2018. She also served as Senior Director, Finance of the Company and the General Partner between March 2015 and December 2015. She also served as Director, Finance of the Company and the General Partner between May 2013 and February 2015. Prior to that, Ms. Kneale spent more than eleven years in the financial services industry, primarily in roles in private equity, asset management and investment banking, most recently with Tudor, Pickering, Holt & Co. in its energy private equity group, TPH

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Partners. Ms. Kneale has also served on the Board of Directors of Suncor Energy Inc. (NYSE: SU) since February 2026.

Robert M. Muraro has served as Chief Commercial Officer of the Company and the General Partner since March 2018. Mr. Muraro previously served as Executive Vice President—Commercial of the Company and the General Partner between February 2017 and February 2018. He also served as Senior Vice President—Commercial and Business Development of Targa Midstream Services LLC (“Targa Midstream”) and various other subsidiaries of the Partnership between March 2016 and February 2017. He also served as Vice President—Commercial Development of Targa Midstream and various other subsidiaries of the Partnership between January 2013 and March 2016. He held the position of Director of Business Development between August 2004 and January 2013.

William A. Byers has served as Chief Financial Officer of the Company and the General Partner since July 2024. Mr. Byers previously served as Chief Financial Officer at Manchester Energy, LLC between June 2022 and June 2024. He also served as Executive Vice President and Chief Financial Officer at Navitas Midstream Partners, LLC between August 2014 and February 2022. Prior to that, Mr. Byers worked in investment banking focused on the energy sector for 14 years and during such time was most recently a Managing Director for Barclays.

Patrick J. McDonie has served as President—Gathering and Processing of the Company and the General Partner since March 2018. Mr. McDonie previously served as Executive Vice President—Southern Field Gathering and Processing of the Company and the General Partner between November 2015 and February 2018. He also served as President of Atlas Pipeline Partners GP LLC (“Atlas”), which was acquired by the Partnership in February 2015, between October 2013 and February 2015. He also served as Chief Operating Officer of Atlas between July 2012 and October 2013 and as Senior Vice President of Atlas between July 2012 and October 2013. He served as President of ONEOK Energy Services Company, a natural gas transportation, storage, supplier and marketing company between May 2008 and July 2012.

Benjamin J. Branstetter has served as President—Logistics and Transportation of the Company and the General Partner since March 2026. Mr. Branstetter previously served as Senior Vice President—Downstream Commercial for various subsidiaries of the Company between March 2024 and February 2026. He also served as Vice President—NGL Supply & Business Development between July 2022 and March 2024, and Vice President—Optimization between September 2020 and July 2022 for various subsidiaries of the Company. He also served in various roles with the Company’s subsidiaries between April 2017 and September 2020, including as Director, Corporate Development. Prior to joining the Company, Mr. Branstetter served in the investment banking group at Lazard, Inc.

Gerald R. Shrader has served as Executive Vice President, General Counsel and Secretary of the Company since December 2023. Prior to his appointment, Mr. Shrader served in various roles with subsidiaries of the Company beginning in March 2015, most recently serving as Senior Vice President, General Counsel—Southern Field G&P and Secretary of those subsidiaries. Prior to joining Targa, Mr. Shrader served as Chief Legal Officer and Secretary of Atlas Pipeline Partners GP, LLC from October 2009 until March 2015 and, prior to that time, served in various roles with affiliates of Atlas beginning in July 2007. Prior to Atlas, Mr. Shrader worked both for publicly traded energy companies and in private practice (including the provision of legal services to private and publicly traded energy companies).

J. Christopher Eklof has served as Senior Vice President and Chief Accounting Officer of the Company and the General Partner since March 2025. Mr. Eklof previously served as Vice President—Financial Controller of the Company and the General Partner between May 2022 (and for various subsidiaries of the Company since December 2021) and February 2025. Mr. Eklof previously served as Vice President—Operational Controller of the Company between May 2019 and May 2022 and for various subsidiaries of the Company between April 2019 and December 2021. He also served in various roles with the Company’s subsidiaries between July 2010 and April 2019, including leading the financial reporting and technical accounting functions. Prior to joining the Company, Mr. Eklof served as Vice President of Accounting for J.P. Morgan’s energy trading business from October 2007 to June 2010 and served in the audit practice of PricewaterhouseCoopers LLP for eight years.

Paul W. Chung has served as a director and Chairman of the Board of the Company since January 1, 2021. Mr. Chung previously served as a director and Chairman of the Board of the General Partner between January 2021 and May 2021. From March 2020 until December 31, 2020, he served as Executive Vice President and Senior Legal Advisor of the Company. From May 2004 to March 2020, Mr. Chung served as Executive Vice President, General Counsel and Secretary of the Company and its predecessor entities and of the General Partner since its

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formation. From 1999 to May 2004, he served as Executive Vice President and General Counsel of various Shell Oil Company affiliates, including Coral Energy, LLC and Shell Trading North America Company. In these positions, Mr. Chung was responsible for all legal and regulatory affairs. From 1996 to 1999, he served as Vice President and Assistant General Counsel of Tejas Gas Corporation. Prior to 1996, Mr. Chung held a number of legal positions with different companies, including the law firm of Vinson & Elkins L.L.P. Mr. Chung’s knowledge of the Company, together with his background in the energy industry and his legal and regulatory experience, enable Mr. Chung to provide a valuable and distinct perspective to the Board on a range of business and management matters.

Beth A. Bowman has served as a director of the Company since September 2018. Ms. Bowman previously served as a director of the General Partner between September 2018 and May 2021. Ms. Bowman served as a director of Sprague Resources GP LLC, the general partner of Sprague Resources LP (“Sprague”), from October 2014 until November 2022. Ms. Bowman held management positions at Shell Energy North America (US) L.P. (“Shell Energy”) for 17 years until her retirement in September 2015. While at Shell Energy, she held the roles of Senior Vice President of the West and Mexico and later as the Senior Vice President of Sales and Origination for Shell’s North America business. Prior to joining Shell Energy, Ms. Bowman held management positions at Sempra Energy Trading and Sempra’s San Diego Gas & Electric utility in various areas including trading and marketing, risk management, fuel and power supply, regulatory, finance and engineering. Ms. Bowman also served on the board of the California Power Exchange and the board of the California Foundation of Energy and Environment from 2004 until 2015. Ms. Bowman’s extensive energy industry background, including her experience in origination, commodities markets and risk management enhances the knowledge of the Board in these areas of the oil and gas industry.

Lindsey M. Cooksen has served as a director of the Company since June 2020. Ms. Cooksen previously served as a director of the General Partner between June 2020 and May 2021. Ms. Cooksen has served as the founder and managing director of Cooksen Wealth, LLC, a wealth management firm, since April 2019. She previously held various positions with Morgan Stanley Private Wealth Management (“Morgan Stanley”) from August 2009 to April 2019. While at Morgan Stanley she held the roles of Private Wealth Advisor, Family Wealth Director and Portfolio Management Director. She also previously worked for Citigroup Global Investment Bank between July 2005 and August 2007. Ms. Cooksen’s extensive corporate experience in the financial services industry, including wealth management and portfolio construction, tax planning and analysis and risk mitigation brings financial experience and an investor’s perspective to the Board.

Charles R. Crisp has served as a director of the Company since its formation in October 2005. He also served as a director of the General Partner between March 2016 and May 2021 and a director of an affiliate of the Company during 2004 and 2005. Mr. Crisp was President and Chief Executive Officer of Coral Energy, LLC, a subsidiary of Shell, from 1999 until his retirement in November 2000, and was President and Chief Operating Officer of Coral from January 1998 through February 1999. Prior to this, Mr. Crisp served as President of the power generation group of Houston Industries and, between 1988 and 1996, as President, Chief Operating Officer and a director of Tejas. Mr. Crisp is a director of EOG Resources Inc. (NYSE: EOG). He was also a director of Intercontinental Exchange Inc. (NYSE: ICE) from 2002 until May 2022 and Southern Company Gas (formerly known as AGL Resources Inc.), a subsidiary of The Southern Company (NYSE: SO), from 2003 until April 2023. Mr. Crisp brings extensive energy experience, a vast understanding of many aspects of our industry and experience serving on the boards of other public companies in the energy industry. His leadership and business experience and deep knowledge of various sectors of the energy industry bring a crucial insight to the Board.

Waters S. Davis, IV has served as director of the Company since July 2015. Mr. Davis previously served as a director of the General Partner between March 2016 and May 2021 and as President of National Christian Foundation, Houston from July 2014 until December 2020. Mr. Davis was Executive Vice President of NuDevco LLC (“NuDevco”) from December 2009 to December 2013. Prior to his employment with NuDevco, he served as President of Reliant Energy Retail Services from June 1999 to January 2002 and as Executive Vice President of Spark Energy from April 2007 to November 2009. He previously served as a senior executive at several private companies and as an advisor to a private equity firm, providing operational and strategic guidance. Mr. Davis also previously served as a director of Milacron Holdings Corp. Mr. Davis brings expertise in the retail energy, midstream and services industries, which enhances his contributions to the Board.

Laura C. Fulton has served as a director of the Company since February 2013. Ms. Fulton previously served as a director of the General Partner between February 2013 and May 2021. Ms. Fulton has served as the Senior Vice President and Chief Financial Officer of the American Bureau of Shipping since July 2021 and previously served as the Vice President of Finance from January 2020 until July 2021. Ms. Fulton served as the Chief

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Financial Officer of Hi-Crush Proppants LLC from April 2012 until December 2019 and Hi-Crush GP LLC, the general partner of Hi-Crush Partners LP, from May 2012 until May 2019 and its successor, Hi-Crush Inc., from May 2019 to December 2019. During July 2020, Hi-Crush Inc. and each of its direct and indirect wholly-owned domestic subsidiaries (including Hi-Crush Proppants LLC) (collectively, “Hi-Crush”) filed for protection under Chapter 11 of the Federal Bankruptcy Code. During October 2020, Hi-Crush’s Chapter 11 Plan of Reorganization was confirmed. From March 2008 to October 2011, Ms. Fulton served as Executive Vice President, Accounting and then Executive Vice President, Chief Financial Officer of AEI Services, LLC (“AEI”), an owner and operator of essential energy infrastructure assets in emerging markets. Prior to AEI, Ms. Fulton spent 12 years with Lyondell Chemical Company in various capacities, including as general auditor responsible for internal audit and the Sarbanes-Oxley certification process, and as the assistant controller. Prior to that, she spent 11 years with Deloitte & Touche in public accounting, with a focus on audit and assurance. As a chief financial officer, general auditor and external auditor, Ms. Fulton brings to the company extensive financial, accounting and compliance process experience. Ms. Fulton’s experience as a financial executive in the energy industry, including her positions with a publicly-traded company and master limited partnership, also brings industry and capital markets experience to the Board.

Rene R. Joyce has served as a director of the Company since its formation in October 2005. Mr. Joyce previously served as Executive Chairman of the Board of the Company and the General Partner between January 2012 and December 2014 and as a director of the General Partner between October 2005 and May 2021. He also served as Chief Executive Officer of the Company between October 2005 and December 2011 and the General Partner between October 2006 and December 2011. He also served as an officer and director of an affiliate of the Company during 2004 and 2005 and was a consultant for the affiliate during 2003. Mr. Joyce served as a director of APA Corporation (NASDAQ: APA) between May 2017 and May 2021. Mr. Joyce served as a consultant in the energy industry from 2000 through 2003 providing advice to various energy companies and investors regarding their operations, acquisitions and dispositions. Mr. Joyce served as President of onshore pipeline operations of Coral Energy, LLC, a subsidiary of Shell from 1998 through 1999 and President of energy services of Coral, a subsidiary of Shell which was the gas and power marketing joint venture between Shell and Tejas, during 1999. Mr. Joyce served as President of various operating subsidiaries of Tejas, a natural gas pipeline company, from 1990 until 1998 when Tejas was acquired by Shell. As the founding Chief Executive Officer of the Company, Mr. Joyce brings deep experience in the midstream business, expansive knowledge of the oil and gas industry, as well as relationships with chief executives and other senior management at peer companies, customers and other oil and natural gas companies throughout the world. His experience and industry knowledge, complemented by an engineering and legal educational background, enable Mr. Joyce to provide the Board with executive counsel on the full range of business, technical, and professional matters.

Caron A. Lawhorn has served as a director of the Company since March 2024. Ms. Lawhorn served as Senior Vice President and Chief Financial Officer of ONE Gas, Inc. (NYSE: OGS) from March 2019 until her retirement in December 2023. Prior to that role, Ms. Lawhorn served at OGS as Senior Vice President, Commercial, responsible for the commercial activities of OGS’ three natural gas distribution utilities, as well as overseeing the company’s information technology and cybersecurity function, from OGS’ separation from ONEOK, Inc. (NYSE: OKE) into a standalone, publicly traded company in January 2014. Ms. Lawhorn served in the same role at OKE prior to the separation. Before that, she served as President of OKE’s natural gas distribution segment. From July 2009 until March 2011, she served as Senior Vice President, Corporate Planning and Development of OKE and ONEOK Partners, responsible for business development, strategic and long-range planning, and capital investment. Ms. Lawhorn became Senior Vice President and Chief Accounting Officer for OKE in 2007, adding responsibility for ONEOK Partners in 2008. Prior to that, she served as Senior Vice President of Financial Services and Treasurer of OKE. Ms. Lawhorn joined OKE in 1998, after serving as a Senior Manager at KPMG and Chief Financial Officer of Emergency Medical Services Authority in Tulsa. She also serves as a director of AAON, Inc. (NASDAQ: AAON), where she has chaired the audit committee since 2019. Ms. Lawhorn’s extensive background in various accounting, finance, operational and executive positions, including her experience as a financial executive of a publicly traded energy company, provides the Board with significant accounting and financial expertise. Additionally, Ms. Lawhorn’s previous experience in overseeing information technology and cybersecurity matters also provides the Board with valuable cybersecurity experience.

Joe Bob Perkins has served as a director of the Company since January 2012. Mr. Perkins previously served as Executive Chairman of the Board of the Company and the General Partner between March 2020 and December 2020, as Chief Executive Officer of the Company and the General Partner between January 2012 and March 2020, and as a director of the General Partner between January 2012 and May 2021. He also served as President of the Company between the date of its formation in October 2005 and December 2011. Prior to 2005, Mr. Perkins served predecessor Targa companies as President since their founding in 2003. Prior to that, Mr. Perkins served in various leadership roles within the energy industry across several different companies, had

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employment experience with companies operating in both the midstream and upstream sectors, and was a management consultant with McKinsey & Company working primarily in energy. Mr. Perkins’ intimate knowledge of all facets of the Company, derived from his past services as Executive Chairman of the Board and as President and Chief Executive Officer, coupled with his broad experience in the energy industry, and specifically in the midstream sector, his engineering and business educational background, his experience with the investment community, and experiences on other boards enable Mr. Perkins to provide a valuable and unique perspective to the Board on a range of business and management matters.

R. Keith Teague has served as a director of the Company since February 2024. Mr. Teague served as the Chief Operating Officer of Tellurian, Inc. and its predecessors from October 2016 to July 2022. Prior to joining Tellurian Investments LLC, Mr. Teague served in various leadership roles at Cheniere Energy Inc. (“Cheniere”), including Executive Vice President, Asset Group from February 2014 to September 2016, Senior Vice President—Asset Group from April 2008 to February 2014, Vice President—Pipeline Operations from May 2006 to April 2008, and Director of Facility Planning from February 2004 to May 2006. From December 2001 to September 2003, Mr. Teague served as the Director of Strategic Planning for the CMS Panhandle Companies. He began his career with Texas Eastern Transmission Corporation, where he managed pipeline operations and facility expansion projects. Mr. Teague previously served as a director on the Board of Cheniere Energy Partners, L.P. (NYSE: CQP), a publicly traded subsidiary partnership of Cheniere, from April 2008 to October 2016 and previously served on the Board of Directors for the Interstate Natural Gas Association of America (INGAA), and the Board and Executive Committee of the INGAA Foundation. Mr. Teague’s engineering and business educational background, his experience on a publicly traded partnership Board, and his extensive project execution experience provide the Board with valued perspective related to energy infrastructure development and operations.

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Summary of Director Qualifications and Experience

This table provides a summary view of the qualifications and attributes of each director and director nominee.

Directors

Knowledge, Skills, Experience
Accounting			■			■	■	■	■	■	■
Business Operations	■	■		■	■		■	■	■	■	■
Capital Management	■	■	■	■	■	■	■	■	■	■	■
Corporate Governance Leadership	■	■		■	■	■	■	■	■	■	■
Cybersecurity				■		■		■	■	■	■
Executive Experience	■	■		■	■	■	■	■	■	■	■
Financial Expertise	■		■	■	■	■	■	■	■	■	■
HR / Compensation	■			■	■	■	■	■	■	■	■
Independence	■	■	■	■	■	■	■	■		■	■
Industry Experience	■	■		■	■	■	■	■	■	■	■
Legal / Regulatory	■	■	■	■	■	■	■	■	■	■	■
Mergers & Acquisitions	■	■		■	■	■	■	■	■	■	■
Public Company Board Experience	■	■	■	■	■	■	■	■	■	■	■
Risk Management	■	■	■	■	■	■	■	■	■	■	■
Strategic Planning / Oversight	■	■	■	■	■	■	■	■	■	■	■

Targa Board Tenure (Years)(1)	7	5	6	15	10	13	15	2	6	14	2

(1)
As of the date of the Annual Meeting. Tenure calculated from the closing date of the Targa initial public offering.

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Board Composition and Governance Highlights(1)

Average Age = 63.0	90% Board Independence

Average Tenure = 7.9 Years(2)

(1)
The age, independence and tenure of Rene R. Joyce, who is retiring from the Board, effective as of the date of the Annual Meeting, was not taken into account.
(2)
As of the date of the Annual Meeting. Tenure calculated from the closing date of the Targa initial public offering.

94%	100%
Support on Say on Pay in 2025	Independent Audit, Compensation, Nominating and Governance, Risk Management, and Sustainability Committees

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BOARD OF DIRECTORS AND COMMITTEES

Board of Directors

Our Board of Directors currently consists of eleven members. The Board of Directors reviewed the independence of our directors using the independence standards of the New York Stock Exchange (“NYSE”) and various other factors discussed under “Director Independence” and, based on this review, determined that Mses. Bowman, Cooksen, Fulton and Lawhorn and Messrs. Chung, Crisp, Davis, Joyce, Perkins and Teague are independent within the meaning of the NYSE listing standards currently in effect. Mr. Joyce is retiring from the Board, effective as of the date of the Annual Meeting. The Board held ten meetings during 2025. In addition, the independent members of the Board of Directors meet in executive session without the presence of the CEO or other members of management at least once annually. During 2025, each of the directors that served on the Board of Directors attended 99% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which that director served.

Our directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2026, 2027 and 2028, respectively. The Class I directors are Messrs. Chung, Crisp and Teague and Ms. Fulton, the Class II directors are Mr. Perkins and Mses. Bowman and Cooksen and the Class III directors are Messrs. Davis, Joyce (who is retiring from the Board) and Meloy and Ms. Lawhorn. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.

Our Board regularly reviews our corporate governance structure, including our classified Board. Our industry is a cyclical one that we believe rewards long-term outlook by management and directors. To that end, we believe our current structure of a classified Board with staggered terms allows us to focus on managing our business for greater returns to shareholders over the long-term rather than short-term trends that can be encouraged by annual elections. Despite having three-year terms, the Board has remained focused on refreshment and bringing new perspectives to the Board. As of the date of the Annual Meeting, since 2024 we will have had (i) three directors retire or choose not to stand for reelection; and (ii) we will have added two accomplished, independent directors.

Committees of the Board of Directors

Our Board of Directors has a standing Audit Committee, Compensation Committee, Nominating and Governance Committee, Risk Management Committee and Sustainability Committee, and may have such other committees as the Board of Directors shall determine from time to time. Each of the standing committees of the Board of Directors has the composition and responsibilities described below.

Audit Committee

The members of our Audit Committee are Ms. Lawhorn and Messrs. Davis and Teague. Ms. Lawhorn is the Chairman of this committee. Our Board of Directors has affirmatively determined that each of the members of the Audit Committee is independent as described in the rules of the NYSE and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has also determined that, based upon relevant experience, Ms. Lawhorn is an “audit committee financial expert” as defined in Item 407 of Regulation S-K.

The Audit Committee:

▪
Oversees, reviews, acts on and reports on various auditing and accounting matters to our Board of Directors, including: the selection of our independent auditors, the scope of our annual audits, fees to be paid to the independent auditors, the performance of our independent auditors and our accounting practices;
▪
Oversees our compliance programs relating to legal and regulatory requirements;
▪
Reviews and acts on, as necessary, related party transactions, pursuant to our policies and procedures and applicable accounting standards; and

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▪
Reviews our risk management program regarding enterprise-wide risks (including those associated with sustainability policies, trends, and issues) and mitigants and reviews risks and initiatives relating to data privacy, cybersecurity and information technology.

We have adopted an Audit Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE that is posted on the Company’s website at www.targaresources.com/investors/corporate-governance. The Audit Committee held four meetings during 2025.

Compensation Committee

The members of our Compensation Committee are Mr. Teague and Mses. Cooksen and Bowman. Ms. Bowman is the Chairman of this committee. This committee establishes salaries, incentives and other forms of compensation for officers, directors and other employees. This includes establishing the portion of our compensation program that aligns executive compensation with strategic sustainability goals and targets that are core to our business. Our goals and targets are directly tied to variables that are essential to Targa’s strategy, such as safety and our methane management practices. Our Compensation Committee also administers our incentive compensation and benefit plans, and oversees our clawback policy. We have adopted a Compensation Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE that is posted on the Company’s website at www.targaresources.com/investors/corporate-governance. The Compensation Committee held five meetings during 2025. Our Board of Directors has determined that each of the members of the Compensation Committee is (i) independent under the NYSE’s rules governing Compensation Committee membership; and (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act.

The Compensation Committee has the authority to retain, compensate, direct, oversee and terminate outside counsel, compensation consultants and other advisors hired to assist the Compensation Committee. In May 2025, the Compensation Committee retained Meridian Compensation Partners, LLC (the “Compensation Consultant” or “Meridian”) as its independent compensation consultant for matters related to executive and non-management director compensation. The Compensation Consultant reports to the Compensation Committee and does not provide any additional services to us.

In May 2025, the Compensation Committee considered the independence of Meridian in light of SEC rules and the NYSE listing standards. The Compensation Committee requested and received a letter from Meridian addressing the consulting firm’s independence, including the following factors:

▪
Other services provided to us by Meridian;
▪
Fees paid by us as a percentage of Meridian’s total revenue;
▪
Policies or procedures maintained by Meridian that are designed to prevent a conflict of interest;
▪
Any business or personal relationships between the individual consultants involved in the engagement and members of the Compensation Committee;
▪
Any stock of the Company owned by the individual consultants involved in the engagement; and
▪
Any business or personal relationships between our executive officers and Meridian or the individual consultants involved in the engagement.

The Compensation Committee discussed these considerations and concluded that the work of Meridian did not raise any conflict of interest.

Nominating and Governance Committee

The members of our Nominating and Governance Committee are Mr. Crisp and Mses. Cooksen and Fulton. Ms. Fulton is the Chairman of this committee. This committee identifies, evaluates and recommends qualified nominees to serve on our Board of Directors, develops and oversees our internal corporate governance processes and maintains a management succession plan. We have adopted a Nominating and Governance Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE that is posted on the Company’s website at www.targaresources.com/investors/corporate-governance. The Nominating and Governance Committee held two meetings during 2025. Our Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent under the NYSE’s rules governing board membership.

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In evaluating director candidates, the Nominating and Governance Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties.

Risk Management Committee

The members of our Risk Management Committee are Messrs. Joyce (who is retiring from the Board as of the Annual Meeting), Perkins, Davis and Ms. Lawhorn. Mr. Perkins is the Chairman of this committee. This committee oversees our commodity price and commodity basis risk management and hedging activity.

The primary purpose of our commodity risk management activities is to hedge our exposure to price risk and to mitigate the impact of fluctuations in commodity prices on cash flow.

We have adopted a Risk Management Committee charter defining the committee’s primary duties that is posted on the Company’s website at www.targaresources.com/investors/corporate-governance. The Risk Management Committee held four meetings during 2025.

Sustainability Committee

The members of our Sustainability Committee are Ms. Bowman and Messrs. Chung, Crisp and Joyce. Mr. Chung is the Chairman of this committee. This committee oversees the Company’s sustainability matters, including governance in relation to such matters.

The primary purpose of our Sustainability Committee is to assist the Board in overseeing our compliance with all laws, regulations and Company policies and procedures related to sustainability matters, including our stakeholder engagement program as it relates to sustainability and the establishment and retention of a varied workforce. Our Sustainability Committee also oversees management’s process for establishing and implementing a strategy to integrate sustainability into various business activities of the Company to create long-term stakeholder benefits, including disclosures related thereto.

We have adopted a Sustainability Committee charter defining the committee’s primary duties that is posted on the Company’s website at www.targaresources.com/investors/corporate-governance. The Sustainability Committee held four meetings during 2025.

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CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s “Corporate Governance Guidelines” cover the following principal subjects:

▪
Role and functions of the Board of Directors
▪
Qualifications and independence of directors
▪
Size of the Board of Directors and director selection process
▪
Our policy on the number of public company boards a director may serve on
▪
Role of Lead Independent Director
▪
Committee functions
▪
Meetings of non-employee directors
▪
Self-evaluation
▪
Ethics and conflicts of interest (a copy of the current “Code of Conduct” is posted on the Company’s website at www.targaresources.com/investors/corporate-governance)
▪
Compensation of the Board of Directors
▪
Succession planning
▪
Access to senior management and to independent advisors
▪
New director orientation
▪
Continuing education

The Corporate Governance Guidelines are posted on the Company’s website at www.targaresources.com/investors/corporate-governance. The Corporate Governance Guidelines will be reviewed periodically, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

Board Leadership

Mr. Chung has served as Chairman of the Board of the Company’s Board of Directors since January 1, 2021 and served as Executive Vice President and Senior Legal Advisor of the Company between March 1, 2020 and December 31, 2020. Mr. Meloy has served as Chief Executive Officer and as a director of the Company since March 1, 2020. Although the positions of Chief Executive Officer and Chairman of the Board of Directors are held currently by different individuals, our bylaws allow the same individual to hold the position of Chief Executive Officer and Chairman of the Board of Directors.

To further ensure a strong and independent board, the Board appointed Ms. Fulton as Lead Independent Director, and all directors of the Company, other than Mr. Meloy, are independent. Given the strong leadership of the Company’s CEO, the effective counterbalancing role of the Chairman, the strong Lead Independent Director, and a Board comprised of strong and independent directors, the Board believes that, at the present time, the current structure of the Board best serves the interests of the Company and its stockholders.

In his capacity as chair of the meetings of non-management directors, Mr. Chung provides, in conjunction with the CEO, leadership and guidance to the Board of Directors. He also (i) establishes the agenda for each meeting of the non-management directors and (ii) provides the Board’s guidance and feedback to the CEO and the Company’s management team. All directors are encouraged to suggest the inclusion of agenda items or revisions to meeting materials, and any director is free to raise at any Board meeting items that are not on the agenda for that meeting.

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In her capacity as the Lead Independent Director, Ms. Fulton (i) presides at executive sessions of the independent directors and has the authority to call additional executive sessions or meetings of the independent directors and (ii) presides at Board meetings of the non-management directors in the Chairman’s absence. The Lead Independent Director is available for consultation and direct communication with major stockholders, if requested.

The non-management members of the Board of Directors regularly meet in executive session without the presence of the CEO or other members of management. In addition, the independent members of the Board of Directors meet in executive session without the presence of the CEO or other members of management at least once annually. Mr. Chung is chair of meetings of the non-management directors and Ms. Fulton chairs the meetings of the independent directors.

Board Composition

It is the responsibility of the Nominating and Governance Committee to identify, evaluate and recommend to the Board of Directors nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. The Committee considers a varied pool of candidates for new member election to the Board of Directors, considering each candidate’s individual business and professional experience, demonstrated leadership ability, diversity of experience, and acumen (financial, industry, technology, investor, and other specialized skills). In assessing the composition of the Board of Directors, the Board and the Nominating and Governance Committee strive to achieve an overall balance and variety of backgrounds and experience with a complementary mix of skills, viewpoints, and professional experience in areas relevant to the Company’s business and strategy.

When recommending director candidates, the Nominating and Governance Committee also considers and reviews each candidate’s business judgment, service on boards of directors of other companies and other time commitments, personal and professional integrity, including commitment to the Company’s core values, openness and ability to work as part of a team and willingness to commit the required time to serve as a board member and familiarity with the Company and its industry. The Board has a policy limiting the number of public company boards a director may serve on. The policy, which can be found in our Corporate Governance Guidelines, states that Directors should not serve on more than three other boards of public companies in addition to the Company’s Board. The Chief Executive Officer should not serve on the boards of more than two other public companies in addition to the Company’s Board. Any exception requires a determination by the Board or the Nominating and Governance Committee that such service does not impair the director’s ability to effectively serve as a member of the Board. The Nominating and Governance Committee has determined that, in its view, no director on the Board currently has time commitments that would prevent such director from properly discharging his or her duties as a director.

Our Nominating and Governance Committee remains focused on broadening the mix of skills, expertise, and viewpoints considered in deliberations on potential appointments and succession planning. This approach is embedded in our Board’s refreshment plans and our annual evaluation of Board effectiveness and composition.

When identifying potential director candidates, the Nominating and Governance Committee relies on a variety of sources available for the identification and recommendation of candidates, including current directors and officers and stockholders. In addition, the Nominating and Governance Committee from time to time may engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee.

Communications with the Board of Directors

Stockholders or other interested parties can contact any director (including the Chairman of the Board, Mr. Chung, or the Lead Independent Director, Ms. Fulton), any committee of the Board of Directors, or our non-management directors as a group, by writing to them at Targa Resources Corp., 811 Louisiana Street, Suite 2100, Houston, Texas 77002, Attention: Secretary. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. The Secretary will review these communications and will forward any communications that they determine bears substantively on the business, management, or governance of the Company.

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Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

The Board of Directors has assessed the independence of each director and each nominee for director under the Company’s guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that Mses. Bowman, Cooksen, Fulton and Lawhorn and Messrs. Chung, Crisp, Davis, Joyce, Perkins, and Teague are independent. Mr. Joyce is retiring from the Board, effective as of the date of the Annual Meeting.

Insider Trading Policy

The Company has adopted an insider trading policy (the “Insider Trading Policy”) governing transactions in its securities and the securities of its subsidiaries by its directors, officers and employees (“Insiders”), in an effort to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to the Company.

All Insiders are prohibited from (i) transacting or tipping others who may trade in any of the Company’s securities while aware of material nonpublic information about the Company, (ii) transacting or tipping others who may trade in securities of another company while aware of material nonpublic information regarding such company that he or she obtained in the course of his/her employment with the Company and (iii) transacting in the Company’s securities during defined window periods that precede and follow the end of each fiscal quarter or year. Certain Insiders are also prohibited from (a) purchasing the Company’s common stock on margin, (b) selling the Company’s common stock short, (c) purchasing or selling options of any kind, or other derivative securities relating to the Company’s common stock, (d) entering into pledges of the Company’s securities as collateral and (e) engaging in certain hedging transactions. While the Company is not subject to the Insider Trading Policy, the Company’s policy is to comply with applicable law when transacting in its securities.

A copy of the Insider Trading Policy is included as Exhibit 19.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Financial Literacy of Audit Committee and Designation of Financial Experts

The Board of Directors has determined that each of the Audit Committee members is financially literate and that the Chairman of the Audit Committee, Ms. Lawhorn, is an audit committee financial expert as defined by the SEC.

Oversight of Risk Management

Except for the responsibilities of the Audit Committee, Risk Management Committee and Sustainability Committee discussed below, the Board of Directors as a whole (including the committees of the Board of Directors) oversees the assessment of major risks that the Company faces in the short-, intermediate- and long-term timeframe, and the management of such risks. For example, at least annually, the Board of Directors, including the committees of the Board of Directors:

▪
reviews and approves the Company’s annual business plan and capital budget and reviews with management on at least a quarterly basis the Company’s financial performance, including any variations from the annual business plan and capital budget;
▪
oversees the Company’s enterprise risk management process;
▪
has established specific dollar limits on the commitment authority of members of senior management and requires Board approval of the Company’s capital expenditures and investments exceeding that authority; and
▪
monitors the Company’s hedging activities.

The Company’s Audit Committee oversees the assessment and management of financial reporting and internal control risks, as well as other risks such as credit risk exposure to counterparties. The Audit Committee also oversees the Company’s data privacy, cybersecurity and information technology risks, including key initiatives

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and action plans in those areas. Management and the Company’s external auditors provide regular reports to the Audit Committee on these matters. The Company’s Sustainability Committee assists the Board of Directors in overseeing our sustainability-related risks and environmental and safety performance. The Company’s Risk Management Committee monitors our commodity price and commodity basis risk management and hedging activity. Given the strong leadership of the Company’s CEO, the effective counterbalancing role of the Chairman and a Board comprised of strong and independent directors, the Board believes that, at the present time, the current structure of the Board best serves the interests of the Company and its stockholders in overseeing and managing the Company’s major risks.

Attendance at Annual Meetings

While there is no formal attendance policy, the Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. We anticipate that the majority of our directors will attend the Annual Meeting. All eleven directors serving at the time attended the annual meeting of stockholders in 2025.

Shareholder Engagement

At Targa, we value robust engagement with our shareholders. We communicate with our shareholders through various platforms, including SEC filings, quarterly earnings calls and press releases, investor conferences, our sustainability report, written correspondence and regular shareholder meetings and calls. We also have dedicated governance, strategy and sustainability-oriented engagement each fall. These engagements provide an important platform for Targa’s management team and Board of Directors to communicate business, governance, sustainability, and other updates to shareholders and to receive feedback on key topics. We have an established track record of engaging with our shareholders and updating our disclosures or practices by incorporating shareholder feedback into our ongoing practices. Below are just some examples of actions we have taken across these topics in the past four years in light of shareholder feedback:

In the fall of 2025, we reached out to our top 30 shareholders, which represented approximately 58% of shares outstanding.

We contacted shareholders representing approximately

Our engagements with shareholders cover a variety of topics, including business strategy and performance, corporate governance, executive compensation, and sustainability-related matters. These discussions typically include some combination of our President, Chief Financial Officer, Investor Relations Department, VP – Sustainability, and General Counsel and Secretary. Overall, shareholders were positive in their feedback, specifically regarding:

▪
Sustainability – Shareholders expressed satisfaction with the progress we have made on our sustainability efforts while growing our business and reaching record volumes. In particular, shareholders indicated they were pleased that we outperformed the methane intensity goals that we established in 2021 through our ONE Future participation. Shareholders also appreciated our expanded

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Methane Management Plan, which includes evaluating and testing new technology to reduce methane slip and improve flare performance, and our approach to setting credible goals with a credible roadmap to achievement. Please see our most recent Sustainability Report for more information.
▪
Capital Allocation – Shareholders recognized our balanced approach to capital allocation, as we continue to balance growing our business through high return projects, returning capital to shareholders and driving safety and sustainability performance, all with the goal of long-term shareholder value creation in mind. In 2025, we executed common share repurchases of $642 million and declared a quarterly cash dividend of $1.00 per common share, or $4.00 per common share on an annualized basis. We intend to recommend to Targa’s Board of Directors an annual common dividend per share of $5.00 in 2026, a 25% increase compared to 2025.
▪
Safety – Shareholders recognize and appreciate the emphasis that we place on the health and safety of our people, a value that is embedded in everything we do. In 2024, we delivered over 74,000 hours of ES&H training and introduced a new contractor-specific Learning Management System. Shareholders also appreciated the disclosure that we included in our sustainability report around the new Learning Management System. Please see our most recent Sustainability Report for more information.
▪
Board Composition – Shareholders indicated that they appreciate our Board’s focus on varied skillsets and experiences to ensure effective oversight of management. Shareholders believe that the Board is effective at achieving the right balance of fresh, new perspectives and longer-term institutional knowledge. In 2024, our Board saw two directors retire or not stand for reelection and we added two new, accomplished independent directors with extensive careers in the energy sector each with differentiated skill sets in finance and operations.

We view the disclosures within our report as responsive to our shareholders’ feedback at this time and remain committed to further regular engagement with shareholders to understand their views across a variety of topics. For additional information, we invite you to visit our most recent sustainability report which is available on the Company’s website at https://www.targaresources.com/sustainability. However, please note that the content of that report, and other materials on our website, are not incorporated into this proxy statement by reference. Additionally, we may provide information in this proxy statement that is not necessarily “material” under the federal securities laws for SEC reporting purposes, but that is informed by various sustainability standards and frameworks (including standards for the measurement of underlying data), and the interests of various stakeholders, which may be impacted by matters outside of our control. This proxy statement also contains forward-looking statements, which may be impacted by many risks, including those identified on our most recently filed Annual Report on Form 10-K.

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COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (CD&A) reviews the elements and objectives of Targa’s executive compensation program and the decision-making process by our Compensation Committee in support of those objectives. We encourage you to read this CD&A in combination with the compensation tables that follow for context regarding the Compensation Committee’s 2025 decisions on compensation for our Named Executive Officers (NEOs), as listed below.

2025 Named	Matthew J. Meloy	Chief Executive Officer (CEO)
Executive Officers	Jennifer R. Kneale (1)	President
	Patrick J. McDonie	President – Gathering and Processing
	D. Scott Pryor (2)	President – Logistics and Transportation
	Robert M. Muraro	Chief Commercial Officer
	William A. Byers (3)	Chief Financial Officer (CFO)

(1)
Ms. Kneale served as our President - Finance and Administration in 2025 until her appointment to the position of President on March 1, 2025.
(2)
Mr. Pryor retired from his position as President - Logistics and Transportation effective March 1, 2026.
(3)
Mr. Byers assumed the role of Principal Financial Officer in 2025 and is therefore included as an NEO for fiscal year 2025.

Executive Summary

Why Targa?

Best-in-class assets, excellent long-term growth profile, and demonstrated track record of creating shareholder value

As one of the largest independent infrastructure companies in North America, we are focused on delivering natural gas and NGLs from wellhead to domestic and global markets, helping to meet the world’s growing demand for more reliable and more affordable fuels and feedstocks that help support higher global standards of living. We believe that our excellent operational performance, industry leading EBITDA growth outlook, identification of attractive investment opportunities, strong balance sheet and increasing return of capital to shareholders differentiate our company and mean we are well positioned now and for the future.

Our executive compensation program is designed to support our business strategy by attracting, retaining, and rewarding executives for executing on our key priorities. Our program is focused on:

▪
Competitive pay opportunities, with an emphasis on variable incentive-based compensation

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▪
Short-term cash incentives that for 2025 were specifically tied to adjusted EBITDA, adjusted cash flow from operations (CFFO) per share, return on invested capital, operational and commercial performance, sustainability performance and safety performance
▪
Long-term equity incentives that vest over multiple years, promote retention and long-term ownership, and have a meaningful portion tied to relative total shareholder return (TSR) performance

A Compelling Growth Profile Over the Last 5 Years

Targa’s performance and growth outlook provides strong momentum in 2026 and beyond

Note: This graphic contains a non-GAAP measure. A reconciliation of all non-GAAP financial measures used in this proxy statement to their nearest comparable GAAP financial measure is included in the section entitled “Non-GAAP Financial Measures.”

(1)
Total net investments for 2021 through 2025 (Cumulative Capex + Acquisitions – Divestitures). 2025 growth capital expenditures include significant spending on large downstream projects which will provide EBITDA contributions in 2026 and beyond.
(2)
Cumulative common cash dividends paid and common shares repurchased from 2021 through 2025.
(3)
As of February 17, 2026 market close.

Proven Record of Growth

Increasing volume trajectory through Targa’s fee-based integrated NGL infrastructure footprint fuels growth in 2026 and beyond

(1)
Operational metrics represent average annual volumes.

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Track Record of Strong Financial Performance

Integrated NGL business and supportive business fundamentals drive increasing cash flow outlook and return of capital

Note: This graphic contains a non-GAAP measure. A reconciliation of all non-GAAP financial measures used in this proxy statement to their nearest comparable GAAP financial measure is included in the section entitled “Non-GAAP Financial Measures.”

(1)
Adjusted EBITDA growth based on midpoint of projected 2026E adjusted EBITDA range compared to 2021 adjusted EBITDA.
(2)
Management expects to recommend to Targa’s Board of Directors an increase to the 2026 quarterly cash common dividend to $5.00 per share annualized for the first quarter of 2026.
(3)
Since inception of Targa's Share Repurchase Program (adopted in October 2020) through December 31, 2025.

2025 Performance Highlights

Targa’s excellent performance drove record financial and operational metrics across a low commodity price environment in 2025, highlighting the strength and resiliency of Targa’s strategy and business model. Performance highlights from 2025 include:

▪
Strong safety performance.
▪
Record 2025 adjusted EBITDA driven by record Permian Basin, NGL transportation, NGL fractionation and LPG export volumes.
▪
Major gathering and processing plants came online on-time, on-budget and highly utilized at start-up (Bull Moose, Pembrook II and Bull Moose II).
▪
Progress continued on our Train 11 fractionator, and across the year, we announced attractive new growth projects, including four additional Permian gathering and processing plants, two key NGL transportation expansions (Delaware Express and Speedway), Train 12 fractionator, a Galena Park LPG export expansion, and new intra-basin natural gas residue projects (Bull Run extension, Buffalo Run, and Forza).
▪
Executed agreements for three bolt-on Permian Basin gathering and processing transactions.
▪
Continued meaningful commercial success, largely in the Permian Basin, and also in South Texas.
▪
Repurchased Blackstone’s 45% interest in Targa Badlands LLC resulting in 100% ownership of Targa Badlands.
▪
Outperformed original ONE Future goals to reduce methane intensity by YE 2025, exceeding original sustainability targets set by Targa in 2021.
▪
Higher year-over-year return of capital to our shareholders through an increased common dividend and common share repurchases.

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Shareholder Outreach

▪
We regularly meet with our shareholders to discuss business topics, seek feedback on our performance, and address other matters such as executive compensation, corporate governance and sustainability matters.
▪
These discussions typically include some combination of our President, Chief Financial Officer, Investor Relations Department, VP – Sustainability, and General Counsel and Secretary.
▪
Our say-on-pay vote has been strong over the past five years, with support in excess of 94% from 2021 through 2025.
▪
With a desire to broaden our perspective and improve our communications related to executive compensation, sustainability and related matters, we expect to continue to engage in annual outreach on those topics targeting our top shareholders.

2024 Outreach	2025 Outreach
Top 25 shareholders contacted	Top 30 shareholders contacted
Top 25 represented 55% of outstanding shares	Top 30 represented 58% of outstanding shares
11 meetings conducted	15 meetings conducted
Say on Pay Support: 95%	Say on Pay Support: 94%

During our 2025 outreach, our shareholders generally expressed support for the design and administration of our current programs, and our program was further endorsed by the results of the say-on-pay advisory vote conducted in 2025. Our Compensation Committee will continue to consider improvements to our programs in light of shareholder feedback, changing industry conditions, and evolving best practices.

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2025 EXECUTIVE COMPENSATION PROGRAM SNAPSHOT

Compensation Philosophy and Guiding Principles

The philosophy underlying our executive compensation program is to employ the best leaders in our industry to ensure we execute on our business goals, promote both short-and long-term profitable growth of the Company and create long-term shareholder value. As such, our program is grounded in the following principles:

▪
Competitiveness. Our executive compensation program should enable us to attract and retain key executives by providing a total compensation program that is competitive with the market where we compete for executive talent, which encompasses not only diversified midstream companies but also other companies in the energy industry.
▪
Performance Accountability. Our executive compensation program should ensure an alignment between our strategic, operational and financial performance and the total compensation received by our NEOs. This includes providing compensation for performance at the individual and Company level, both in absolute terms and relative to our Peer Group.
▪
Shareholder Alignment. Our executive compensation program should ensure a balance between short-term and long-term compensation while emphasizing at-risk or variable compensation. Performance-based compensation acts as a valuable means of supporting our strategic goals and business objectives and aligning the interests of our NEOs with those of our shareholders.

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Good Governance Foundation

The following practices and policies in our executive compensation program promote sound compensation governance and align the interests of our shareholders and executives:

What We Do	What We Don’t Do

✓ Provide majority of NEO compensation in the form of performance-based, at-risk, long-term compensation

✓ Use a combination of absolute and relative performance metrics in incentive plans

✓ Maintain a comprehensive clawback policy aligned with current industry norms and recent legal requirements

✓ Complete an annual compensation risk assessment

✓ Maintain executive and director share ownership guidelines

✓ Retain an independent consultant to advise the Committee

× No employment contracts

× No single-trigger change-in-control severance arrangements

× No single-trigger change-in-control vesting for NEO equity awards

× No excise tax gross-ups

× No material perquisites or supplemental benefits not generally available to other employees

× No hedging or pledging of Company stock

× No executive compensation practices that promote excessive risk

Elements of Pay

The following principle pay elements support the grounding principles of our program:

Element	Key Characteristics	Guiding Principles
		Competitiveness	Performance Accountability	Shareholder Alignment
Base Salary	▪ Annual fixed cash compensation ▪ Critical factor in attracting and retaining qualified talent	✓
Annual Incentives	▪ Annual variable cash award ▪ Tied to achievement of key financial, operational, and strategic objectives	✓	✓	✓
Long-Term Incentives
▪
Equity-based awards vesting over multiple years:

– 50% Performance share units (PSUs)

– 50% Restricted stock units (RSUs)

▪
Ties a majority of NEO compensation to creation of long-term value and encourages NEOs to build meaningful equity ownership stakes

		✓	✓	✓

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Pay Mix

Emphasis on at-risk variable compensation. We remain committed to our emphasis on at-risk, incentive-based pay – with payouts tied to our performance through several strategic and financial objectives including relative TSR, and realizable pay heavily dependent upon our ability to grow shareholder value. The charts below show the mix of total direct compensation of our CEO and our other NEOs for 2025. These charts illustrate that a majority of NEO total direct compensation is at-risk (91% for our CEO and an average of 84% for our other NEOs).

Target Total Direct Compensation Mix(1)

(1)
Rounded to the nearest %, total may not add to 100%.

CEO Pay at a Glance

Realizable pay aligned with performance. Our emphasis on at-risk, variable and performance-based pay elements, particularly equity incentives, helps to ensure actual compensation realized by our NEOs aligns with returns to our shareholders. As shown in the charts below, CEO realizable pay over the past three- and five-year periods has aligned closely with our TSR performance.

CEO Realizable Pay as a Percent of Granted vs. Indexed TSR 2020 - 2025
5 year TSR
+673%
TRGP TSR Indexed to 12/31/2020
900
800
700
600
500
400
300
200
100
0
176%
155%
141%
237%
86%
2021 Meloy
2022 Meloy
2023 Meloy
2024 Meloy
2025 Meloy
CEO Realizable Pay as a Percent of Granted
TSR Indexed to 12/31/2020

CEO Granted vs. Realizable Compensation - 2023 to 2025 ($000)

3 year TSR: +169%
CEO realizable pay:
114% above target
$42,813
PSU
RSU
Annual Incentive
Base Salary
$91,655
PSU
RSU
Annual Incentive
Base Salary
3 year target
3 year realizable

Granted compensation is the sum of base salary, target bonus opportunity, and reported grant-date value of equity awards in each year. Realizable compensation includes base salary, actual annual cash incentive earned,

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and the value of any equity incentive grants valued based upon the period-ending stock price and target PSU payouts based upon relative performance. For our annual comparison of realizable pay to TSR performance, the applicable stock price is calculated as of December 31st of each year. For our three-year cumulative summary, the applicable stock price is the closing price on December 31, 2025. Any performance award granted and settled within the five-year or three-year period covered has been adjusted for actual payout percent. Awards that are still outstanding have been adjusted to reflect absolute and relative performance through the end of 2025. Note that the “realizable pay” calculations within this CD&A are not intended to be calculated in accordance with the SEC’s rules regarding “compensation actually paid” within the section below titled “Pay versus Performance.”

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OUR DECISION-MAKING PROCESS

The Role of Market References in Setting Compensation

For purposes of setting compensation levels for 2025, the Compensation Committee worked with its independent compensation consultant to review market data from our peers and from broader market survey sources to provide a reference and framework for decisions about the base salary and target annual and long-term incentives for each NEO. The Compensation Committee considers this information carefully and generally desires to be competitive approximately within the median range factoring in performance and experience for total compensation opportunities, although we do not formally benchmark any item of compensation to a specific level compared to our peers. Consequently, in setting pay levels of our NEOs, the Committee considers a variety of additional factors, including individual performance, competencies, skills, potential, prior experience, scope of responsibility and accountability within the organization.

Compensation Peer Group

For purposes of setting compensation levels for 2025, the Compensation Committee worked closely with its independent compensation consultant and senior management to develop a representative peer group. The 2025 compensation peer group consisted of a mix of 15 midstream and exploration and production companies of similar financial size that we believe are a reasonable reflection of the market in which we compete for executive talent. Our 2025 peer group included several changes to reflect the impact of M&A activity:

▪
Removed: Equitrans Midstream, EnLink Midstream, LLC, Marathon Oil Corporation, and NuStar Energy L.P. due to acquisitions.
▪
Added: DT Midstream, Inc., EQT Corporation, Kinetik Holdings Inc., and Western Midstream Partners, L.P.

2025 Compensation Peer Group
APA Corporation	Energy Transfer LP	ONEOK, Inc.
Cheniere Energy, Inc.	Enterprise Products Partners L.P.	Ovintiv Inc.
Devon Energy Corporation	EQT Corporation	Plains All American Pipeline, L.P.
Diamondback Energy, Inc.	Kinder Morgan, Inc.	The Williams Companies, Inc.
DT Midstream, Inc.	Kinetik Holdings Inc.	Western Midstream Partners, L.P.

Targa Percentile Rank vs. Peers – Key Financial Measures(1)
Annual revenues	Total Assets	Enterprise Value
69th percentile	32nd percentile	57th percentile

(1)
As presented to the Compensation Committee in May 2025. Source: S&P Capital IQ

The Compensation Committee reviews the composition of our peer group every year with its independent consultant in order to ensure that the companies in the group continue to reflect an appropriate reference point for NEO compensation at Targa.

The Role of the Compensation Committee

The Compensation Committee oversees the executive compensation program for our NEOs. The Compensation Committee is comprised of independent, non-employee members of the Board. The Compensation Committee works very closely with its independent consultant and senior management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Compensation Committee’s authority and responsibilities are specified in the Compensation Committee’s charter, which may be accessed at our website, www.targaresources.com, by clicking “Investors,” and then “Corporate Governance.”

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The Role of Senior Management

Members of our senior management team attend regular meetings where executive compensation, Company and individual performance, and competitive compensation levels and practices are discussed and evaluated. Our CEO reviews his recommendations pertaining to NEO pay with the Compensation Committee, providing transparency and oversight. The CEO does not participate in the deliberations of the Compensation Committee regarding his own compensation. The members of the Compensation Committee make all final determinations regarding CEO and NEO compensation.

The Role of the Independent Consultant

The Compensation Committee has the authority to engage and retain an independent compensation consultant to provide independent counsel and advice. At least annually, the Compensation Committee formally conducts an evaluation as to the effectiveness of the independent compensation consultant and periodically requests proposals from other potential consulting firms to ensure the independent compensation consultant is meeting the Compensation Committee’s needs. During 2025, the Compensation Committee retained the services of Meridian Compensation Partners (Meridian) as its independent compensation consultant for matters related to executive and non-management director compensation.

The Compensation Committee assessed the independence of Meridian as required under NYSE listing rules. The Compensation Committee has also considered and assessed all relevant factors, including but not limited to those set forth in Rule 10C-1(b)(4)(i) through (vi) under the Exchange Act, that could give rise to a potential conflict of interest with respect to Meridian. Based on this review, we are not aware of any conflicts of interest raised by the work performed by Meridian that would prevent the consultant from serving as an independent advisor to the Compensation Committee.

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2025 EXECUTIVE COMPENSATION PROGRAM IN DETAIL

Base Salary

The Compensation Committee approved adjustments to base salaries for the NEOs for 2025 based on its assessment of the competitive market, expected salary increases across the midstream sector, and projected salary adjustments for other employees within Targa.

The 2025 base salary rates for our NEOs were as follows:

NEO	Year End 2024 Salary	Year End 2025 Salary	Percent Change 2024 to 2025
Matthew J. Meloy	$1,024,000	$1,200,000	17%
Jennifer R. Kneale	680,000	775,000	14%
Patrick J. McDonie	650,000	675,000	4%
D. Scott Pryor	650,000	675,000	4%
Robert M. Muraro	650,000	675,000	4%
William A. Byers	575,000	625,000	9%

Annual Incentives

For 2025, our NEOs were eligible to receive annual incentive awards under the 2025 Annual Incentive Compensation Program (the “2025 Bonus Plan”) which was approved by the Compensation Committee in March 2025 and consists of cash awards under the Second Amended and Restated 2010 Stock Incentive Plan (the “Stock Incentive Plan”).

Target Bonus Amounts. Target bonus opportunities are expressed as a percentage of base salary and were established based on the NEO’s level of responsibility and ability to impact overall results. The Compensation Committee also considered market data in setting target bonus amounts. The 2025 target bonus opportunities were as follows:

NEO	2025 Target Bonus (% of Salary)	2025 Target Bonus
Matthew J. Meloy	175%	$2,100,000
Jennifer R. Kneale	125%	968,750
Patrick J. McDonie	100%	675,000
D. Scott Pryor	100%	675,000
Robert M. Muraro	100%	675,000
William A. Byers	100%	625,000

2025 Bonus Plan Funding Levels. Annual bonus awards are based upon a rigorous evaluation of results across a variety of financial, operational and strategic categories. Performance is measured against a combination of:

∎ Pre-established financial and operational goals; and

∎ Key strategic business priorities.

Plan funding incorporates formulaic quantitative evaluation and qualitative evaluation based on a holistic evaluation by the Compensation Committee. We believe this balance of formulaic and qualitative evaluation is critical, reflecting the complexity of our business and our desire to ensure that decision-making over the short-term remains focused on producing sustainable growth over the long term.

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Evaluation of 2025 Performance. Our evaluation of performance in the annual incentive program includes consideration of performance on multiple factors within three general categories and with a safety category overlay:

Category	What did it include?	Why is it important?
Financial Performance	∎ Adjusted EBITDA ∎ Adjusted CFFO per share ∎ 3-year return on invested capital (ROIC)

Adjusted EBITDA, Adjusted CFFO per share, and ROIC together emphasize the importance of profitable growth supported by cash flow stability and delivery of strong returns on our multi-year capital investments. Our ability to deliver on these financial objectives are key differentiators and tie directly into our business strategy.

Commercial and Operational Execution and Positioning Performance	∎ Project execution ∎ Commercial execution ∎ Controllable cost execution

Emphasizes the importance of continuing to grow profitably and prudently by executing our major growth capital projects underway, focusing on key strategies and commercial opportunities supporting our wellhead to water strategy, and operating our business successfully while managing controllable costs.

Sustainability	∎ Talent Management ∎ Environmental and Governance

We strive to conduct our business sustainably, safely and with integrity, creating lasting benefits for our stakeholders, including investors, lenders, customers, employees, business partners, regulators and the communities in which we live and work. Incorporating the interests of all of our key stakeholders in the execution of our business strategy to help ensure that annual performance leads to sustainable long-term growth.

Safety

∎ A holistic scorecard including quantitative and qualitative evaluation of incident rates, severity, process improvement, and other safety-related items

∎ Operates outside plan as a modifier that can reduce plan payout if performance is below expectations, but will not be used to increase plan payouts

We prioritize safety everywhere in our organization and are committed to trying to “Achieve Zero” – to operate and deliver our products without any injuries. Our philosophy stresses critical nature of safe operations and reinforces that strong safety performance is an expectation and not a justification for increased incentive compensation.

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The table below provides the more specific items within the first three general categories that our Compensation Committee used when determining the 2025 bonuses. Financial performance metrics have a maximum payout factor of 2.5 and operational performance metrics and sustainability metrics have a maximum payout factor of 2.0. The total plan is capped at a factor of 2.0 regardless of scoring for the individual components.

Category	Priorities	Achievements	Score
Financial Performance (60%)	Adjusted EBITDA*	Threshold: $4,024 – Target: $4,471 – Max: $5,141 Actual performance: $4,957 million Adjusted EBITDA in 2025 was a record for Targa and 20% higher than 2024, largely driven by record Permian G&P, NGL transportation, fractionation and LPG export volumes, and the repurchase of our 45% interest in Targa Badlands LLC.	1.61
	Adjusted CFFO per share*	Threshold: $15.16 – Target: $16.85 – Max: $19.38 Actual performance: $19.14 Adjusted CFFO per share was a record for Targa and 24% higher than 2024. Record adjusted EBITDA and a successful common share repurchase program that reduced common shares outstanding drove record Adjusted CFFO per share in 2025.	1.98
	3-year ROIC*	Threshold: 10% – Target: 12% – Max: 20% Actual performance: 18% for 2023 – 2025 Investment in core projects across Targa’s wellhead to water integrated footprint, completing major projects on-time and on-budget, and increasing volumes drove industry leading 3-year ROIC.	2.30

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Category	Priorities	Achievements	Score
Commercial and Operational Execution and Positioning Performance (30%)	Project, commercial and operational and controllable cost execution

Threshold set at achievement of quarterly in-service dates and planned budgets for major projects. May exceed target with successful commercial efforts to identify new opportunities for growth that support Targa’s wellhead to water strategy.

Actual performance:

We were very successful in bringing major growth capital projects online on-time and on-budget in 2025 and continued to progress projects expected in service in 2026 and beyond. 2025 was another year of outstanding success in adding material commercial contracts and identification of three attractive bolt-on transactions.

Key accomplishments included:

∎ Major project execution – three Permian gathering and processing plants and our LPG debottlenecking project were successfully completed on-time, on-budget and were highly utilized at start-up;

∎ Progress continued on our Train 11 fractionator, and across the year, we announced attractive new growth projects across the value chain, including four additional Permian gathering and processing plants, two key NGL transportation expansions (Delaware Express and Speedway), Train 12 fractionator, a Galena Park LPG export expansion, and new intra-basin natural gas residue projects (Bull Run extension, Buffalo Run, and Forza);

∎ Continued meaningful commercial success, largely in the Permian Basin, and also in South Texas;

∎ Executed agreements for three bolt-on Permian Basin gathering and processing transactions.

2.00

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Category	Priorities	Achievements	Score
Sustainability (10%)	Talent Management	Threshold set at continuing to identify, train and retain talented employees. Actual performance: We exited 2025 employing a record approximately 3,570 people. Despite a competitive hiring landscape, we delivered on identifying and hiring quality talent to join Targa as we focused on staffing major growth capital projects coming into service early to ensure adequate training for our new employees. We successfully maintained our voluntary turnover rate at a low rate in 2025.	1.25
	Environmental and Governance

Threshold set at continuing to advance disclosures, investor and other stakeholder dialogue, progress toward methane intensity goals, and reduction in flaring from unplanned events.

Actual performance:

We continued to make significant progress as an organization in 2025. A sub-set of our accomplishments include:

∎ Outperformed original ONE Future goals to reduce methane intensity by YE 2025, exceeding original sustainability targets set by Targa;

∎ Continued our efforts with ONE Future and API on methane emissions;

∎ Continued to work closely with engine manufacturers on methane slip; and

∎ Continued our dialogue with the investor community and other stakeholders.

			1.25

* Note: Adjusted EBITDA is a non-GAAP measure. Please see the section of this proxy statement entitled “Non-GAAP Financial Measures” for a discussion of adjusted EBITDA and a reconciliation of such measure to its most directly comparable GAAP financial measure. 3-Year ROIC is calculated as (2025 adjusted EBITDA less 2022 adjusted EBITDA) divided by (50% of 2022 growth capital plus FY 2023 growth capital plus 2024 growth capital plus 50% of 2025 growth capital less adjustments for major growth capital projects not yet contributing to earnings).

2025 Bonus Plan Payouts. The Compensation Committee separately reviewed our safety performance for 2025, which included improved safety statistics with severity rate and total recordable injuries. The Compensation Committee did not apply any adjustment to the pool to reflect safety performance.

Based on the Company’s strong financial and operational performance during 2025, our calculated payout under the plan was 1.9x target.

Category	Payout Factor	Weight	Weighted Factor
Financial	1.96	60%	1.18
Commercial and Operations	2.00	30%	0.60
Sustainability	1.25	10%	0.13
Total Calculated Payout			1.90
Total Approved Payout			1.90

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Individual Performance Multiplier. The Compensation Committee also evaluated the executive group and each officer’s individual performance for the year and determined that there were no special circumstances that would result in adjustment to any NEO’s performance factor for 2025. As a result, the Compensation Committee determined a performance multiplier of 1.0x should be applied to each NEO for 2025 based on the officer’s individual performance and performance as part of the executive team.

Settlement of 2025 Bonus Awards. The following table reflects the actual awards received by our NEOs under the 2025 Bonus Plan:

NEO	Target Bonus	Individual Performance Factor	Company Performance Factor	Actual Bonus Paid (Cash)
Matthew J. Meloy	$ 2,100,000	1.00	1.90	$ 3,990,000
Jennifer R. Kneale	968,750	1.00	1.90	1,841,000
Patrick J. McDonie	675,000	1.00	1.90	1,283,000
D. Scott Pryor	675,000	1.00	1.90	1,283,000
Robert M. Muraro	675,000	1.00	1.90	1,283,000
William A. Byers	625,000	1.00	1.90	1,188,000

2026 Annual Incentive Cash Compensation Program. For 2026, our NEOs are eligible to receive annual cash awards under the 2026 Annual Incentive Cash Compensation Program (the “2026 Bonus Plan”), which was approved by the Compensation Committee in March 2026. The payments under the 2026 Bonus Plan consist of cash awards that may be made under the Stock Incentive Plan. Our evaluation of performance in the 2026 Bonus Plan will include consideration of performance on multiple factors within the following three categories: Financial Performance, Commercial and Operational Performance and Sustainability. The metrics evaluated within each category will be reflective of the year’s strategic priorities.

Long-Term Equity Incentives

Equity compensation directly aligns the interests of the NEOs with those of our stockholders. In 2025, the Company granted equity compensation under our Stock Incentive Plan as follows:

Type of Equity Award	Weight	Description
Performance Share Units (PSUs)	50%

Vest at the end of a three-year period contingent on the achievement of the Company’s TSR relative to the TSR of a specified group of comparable publicly-traded midstream companies (the “LTIP Peer Group”) measured over the three year period

Restricted Stock Units (RSUs)	50%	Vest in full at the end of a three-year period based solely on continued service; RSUs help to secure and retain executives and instill an ownership mentality

Long-term equity incentive awards are expressed as a total dollar value based on a percentage of the NEO’s base salary and were established based on the NEO’s level of responsibility and ability to impact overall results. The Compensation Committee also considers market data in setting target long-term equity incentive awards. For awards granted in 2025, the specified percentage of each NEO’s base salary used for purposes of determining the amount of long-term equity incentive awards granted and the corresponding dollar values are set forth in the following table:

NEO	Target Award (% of Salary)	Target Award	Number of RSUs Granted	Number of PSUs Granted
Matthew J. Meloy	900%	$ 10,800,000	27,752	27,752
Jennifer R. Kneale	575%	4,456,250	10,712	10,712
Patrick J. McDonie	425%	2,868,750	7,372	7,372
D. Scott Pryor	425%	2,868,750	7,372	7,372
Robert M. Muraro	425%	2,868,750	7,372	7,372
William A. Byers	375%	2,343,750	6,023	6,023

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2025 PSU Plan Design

PSUs vest depending on the satisfaction of certain service-related conditions and the Company’s TSR relative to the TSR of the members of the LTIP Peer Group measured over a single three-year performance period. For the 2025 PSUs, the LTIP Peer Group was composed of the companies that make up the Alerian US Midstream Index (AMUS), using the following payout schedule:

Relative TSR Attainment vs. Companies in the Alerian US Midstream Index	Guideline Performance Percentage (% of target)
Below 25th percentile	0%
25th percentile	50%
55th percentile	100%
75th percentile or higher	250%

Target payout is set at the 55th percentile to ensure that a target payout requires performance above the median of our performance peers. Payout for performance between threshold and target or between target and maximum are calculated using straight-line interpolation.

The performance period for the 2025 PSUs began on January 1, 2025 and ends on December 31, 2027, and TSR for the period is measured using the following formula:

TSR =	Average closing price at end of period + dividends paid over period
Average closing price immediately preceding the performance period

2023 – 2025 PSU Plan Payout

The PSUs granted to our NEOs in 2023 used a similar structure as the 2025 PSUs for the period from January 1, 2023 through December 31, 2025. The LTIP Peer Group for the 2023 PSUs was the companies in the AMUS index as of the beginning of the performance period.

On January 15, 2026, our Compensation Committee determined that the overall vesting percentage that was earned for the 2023 PSUs was 250% of target based upon performance in the top decile of the AMUS index companies:

Targa 3-year TSR Performance	Targa Percentile Rank in AMUS	Percent of Target Earned
160%	100th percentile (1st out of 32 companies)	250%

Because vesting did not occur until our Compensation Committee determined the achievement of applicable performance goals at the beginning of 2026, these awards were still considered “outstanding” as of December 31, 2025 for purposes of the compensation tables that follow this CD&A.

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OTHER EXECUTIVE COMPENSATION PRACTICES AND POLICIES

Stock Ownership Guidelines

Our Compensation Committee has adopted Stock Ownership Guidelines for our independent directors and executive officers. We believe that our Stock Ownership Guidelines align the interests of our executive officers and independent directors with the interests of our stockholders. The guidelines below were established with advice from the Compensation Consultant and are believed to follow market standards.

Ownership Requirement
Chief Executive Officer	5.0 x base salary
Other Executives	3.0 x base salary
Nonemployee Directors	5.0 x annual cash retainer

The CEO, executive officers and directors have five years from the date first subject to the guidelines to meet the applicable ownership levels. Stock owned directly by an officer or independent director as well as unvested restricted stock units will count for purposes of determining stock ownership levels. All NEOs are compliant with our Stock Ownership Guidelines.

Anti-Hedging and Anti-Pledging Policy

As described above under “Corporate Governance—Insider Trading Policy,” our Insider Trading Policy prohibits Insiders from purchasing our securities on margin and pledging our securities as collateral. In addition, such policy prohibits directors and officers from engaging in transactions designed to hedge or offset a decrease in the value of our securities but permits exchange fund transactions and the purchase of related financial instruments that in substance represent dispositions.

Grant Practices Specific to Stock Options and Similar Awards

We do not currently grant stock options or similar awards as part of our equity compensation programs and did not grant any such awards in 2025. We do not currently have a formal grant policy in place for equity-based awards, but if stock options or similar awards were to be granted in the future, the Company would not grant such options in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock. During fiscal year 2025, we did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Incentive Compensation Recovery Policy

In September 2023, our Board adopted an executive incentive compensation recovery policy effective as of October 2023, to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 following implementation of final rules by the NYSE. Our policy provides that incentive-based compensation (cash or equity) paid to our current or former Section 16 officers must be recovered (unless impracticable) in the event of a restatement of the Company’s financial results that would result in such officers receiving erroneously awarded compensation. In connection with such event, the Compensation Committee will have the right to require the reimbursement or forfeiture of any incentive-based compensation, including payments under the annual incentive plan and performance-based PSUs, paid to the officer to the extent permitted by applicable law. The clawback policy applies to all incentive-based compensation deemed “received” under the clawback rules on or after October 2, 2023.

Furthermore, restricted stock, restricted stock unit and performance share unit agreements covering awards made to our named executive officers and other applicable employees include language providing that any compensation, payments or benefits provided under such an award (including profits realized from the sale of earned shares) are subject to clawback to the extent required by applicable law.

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Compensation Risk Assessment

The Compensation Committee reviews the relationship between our risk management policies and compensation policies and practices each year and, for 2025, has concluded that we do not have any compensation policies or practices that expose us to excessive or unnecessary risks that are reasonably likely to have a material adverse effect on us. Because our Compensation Committee retains the sole discretion for determining the actual amount paid to executives pursuant to our annual incentive bonus program, our Compensation Committee is able to assess the actual behavior of our executives as it relates to risk-taking in awarding bonus amounts. In addition, the performance objectives applicable to our annual bonus program consist of diverse company-wide and business unit goals, including commercial, operational and financial goals to support our business plan and priorities, which we believe lessens the potential incentive to focus on meeting certain short-term goals at the expense of longer-term risk. Further, our use of long-term equity incentive compensation for 2025 with three-year vesting periods in combination with meaningful ownership requirements serves our executive compensation program’s goal of aligning the interests of executives and shareholders, thereby reducing the incentives to unnecessary risk-taking.

Retirement, Health and Welfare, and Other Benefits

Employees are eligible to participate in a section 401(k) tax-qualified, defined contribution plan (the “401(k) Plan”), which helps employees save for retirement through a tax-advantaged combination of employee and company contributions and directly manage their retirement plan assets through a variety of investment options. Under the plan, participants may elect to defer up to 30% of their eligible compensation on a pre-tax basis (or on a post-tax basis via a Roth contribution), subject to certain limitations under the Internal Revenue Code of 1986, as amended (the “Code”). In addition, we make the following contributions to the 401(k) Plan for the benefit of our employees, including our NEOs: (i) 3% of the employee’s eligible compensation, and (ii) an amount equal to the employee’s contributions to the 401(k) Plan up to 5% of the employee’s eligible compensation. In addition, we may also make discretionary contributions to the 401(k) Plan for the benefit of employees depending on our performance. Company contributions to the 401(k) Plan may be subject to certain limitations under the Code for certain employees. We do not maintain a defined benefit pension plan or a nonqualified deferred compensation plan for our NEOs or other employees.

All full-time employees, including our NEOs, are eligible to participate in our health and welfare benefit programs, including medical, life insurance, dental coverage and disability insurance. It is the Compensation Committee’s policy not to pay for perquisites for any of our NEOs, other than minimal parking subsidies.

Change in Control and Severance Benefits

Our ability to build the exceptional leadership team we have today was due in large part to our having the full complement of compensation tools available to us and the flexibility to use them. This includes the ability to leverage change in control and severance benefits.

The Compensation Committee believes that together, our change in control and severance benefits, which are guided by our governance practices and policies, are well-aligned with those of our peers. More importantly, they foster stability and focus within the senior leadership team by helping to ensure that personal concerns regarding job security do not hinder mergers, reorganizations or other transactions that may be in the best interest of shareholders.

Please see “Executive Compensation—Potential Payments Upon Termination or Change in Control” below for further information.

Accounting Considerations

We account for the equity compensation expense for our employees, including our named executive officers, under the rules of Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 718. This regulation requires us to record an expense for each award of long-term equity incentive compensation over the vesting period of the award based on the fair value at the grant date. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Tax Considerations

We consider the impact of various tax rules in implementing our compensation program. Section 162(m) of the Code (“Section 162(m)”) generally limits the deductibility by a corporation of compensation in excess of $1,000,000 paid to certain executive officers. Our Compensation Committee believes that its primary

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responsibility is to provide a compensation program that is consistent with its compensation philosophy and supports the achievement of its compensation objectives. Therefore, the Compensation Committee has retained the authority to grant appropriate compensation items or awards to our service providers notwithstanding an adverse tax or accounting treatment for that compensation.

Compensation Committee Report

Mses. Bowman and Cooksen and Mr. Teague are the members of our Compensation Committee. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2025. Based on these reviews and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2025.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Compensation Committee

Beth A. Bowman	Lindsey M. Cooksen	R. Keith Teague
CHAIRMAN	COMMITTEE MEMBER	COMMITTEE MEMBER

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EXECUTIVE COMPENSATION

Summary Compensation Table for 2025

The following Summary Compensation Table sets forth the compensation of our named executive officers for 2025, 2024 and 2023. Additional details regarding the applicable elements of compensation in the Summary Compensation Table are provided in the footnotes following the table.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)	All Other Compensation (3)	Total
Matthew J. Meloy	2025	$1,170,667	$3,990,000	$16,275,993	$34,048	$21,470,708
Chief Executive Officer	2024	1,017,500	3,584,000	10,881,532	32,761	15,515,793
	2023	970,475	2,327,100	10,864,516	29,539	14,191,630
Jennifer R. Kneale	2025	$759,167	$1,841,000	$6,282,374	$31,906	$8,914,447
President	2024	665,000	1,700,000	3,945,028	31,027	6,341,055
	2023	629,167	1,071,600	3,939,761	29,539	5,670,067
Patrick J. McDonie	2025	$670,833	$1,283,000	$4,323,531	$31,402	$6,308,766
President – Gathering	2024	644,167	1,300,000	2,805,944	30,876	4,780,987
and Processing	2023	602,500	830,300	2,755,784	29,539	4,218,123
D. Scott Pryor	2025	$670,833	$1,283,000	$4,323,531	$31,402	$6,308,766
President – Logistics	2024	644,167	1,300,000	2,805,944	30,876	4,780,987
and Transportation	2023	602,500	830,300	2,755,784	29,539	4,218,123
Robert M. Muraro	2025	$670,833	$1,283,000	$4,323,531	$31,402	$6,308,766
Chief Commercial	2024	644,167	1,300,000	2,805,944	30,876	4,780,987
Officer	2023	602,500	830,300	2,755,784	29,539	4,218,123
William A. Byers	2025	$616,667	$1,188,000	$3,532,369	$31,150	$5,368,186
Chief Financial Officer

(1)
For 2025, amounts reported in the “Bonus” column represent the portion of the bonus awarded pursuant to our 2025 Bonus Plan that was paid to the named executive officers in cash. Please see “Compensation Discussion and Analysis - 2025 Executive Compensation Program in Detail - Annual Incentives.” As discussed in the CD&A, payments pursuant to our Bonus Plan are ultimately discretionary and not based solely on a formulaic performance structure.
(2)
Amounts reported in the “Stock Awards” column for 2025 represent the aggregate grant date fair value of restricted stock unit and performance share unit awards granted under our Stock Incentive Plan in 2025 computed in accordance with FASB ASC Topic 718, disregarding the estimate of forfeitures. Assumptions used in the calculation of these amounts are included in Note 21 – Compensation Plans to our “Consolidated Financial Statements” included in our Annual Report on Form 10-K for fiscal year 2025. Detailed information about the value attributable to specific awards is reported in the table under “—Grants of Plan-Based Awards for 2025” below. The grant date fair value of each restricted stock unit subject to the restricted stock unit awards granted on January 16, 2025, assuming vesting will occur, is $209.18. The grant date fair value of each performance share unit subject to the performance share unit awards granted on January 16, 2025, assuming vesting will occur, is $377.30 which is the per unit fair value determined using a Monte Carlo Simulation valuation methodology in accordance with FASB ASC Topic 718. Assuming, instead, a payout percentage for these performance unit awards of 250%, which is the maximum payout percentage under the awards, the aggregate grant date fair value of the equity-settled performance unit awards granted on January 16, 2025 for each named executive officer is as follows: Mr. Meloy – $14,512,908; Ms. Kneale – $5,601,840; Mr. McDonie – $3,855,187; Mr. Pryor – $3,855,187; Mr. Muraro – $3,855,187; and Mr. Byers – $3,149,728.

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(3)
For 2025, “All Other Compensation” includes (i) the aggregate value of all employer-provided contributions to each named executive officer under our 401(k) plan and (ii) the dollar value of life insurance premiums paid by the Company with respect to life insurance for the benefit of each named executive officer.

Name	401(k) and Profit Sharing Plan	Dollar Value of Life Insurance Premiums	Total
Matthew J. Meloy	$28,000	$6,048	$34,048
Jennifer R. Kneale	28,000	3,906	31,906
Patrick J. McDonie	28,000	3,402	31,402
D. Scott Pryor	28,000	3,402	31,402
Robert M. Muraro	28,000	3,402	31,402
William A. Byers	28,000	3,150	31,150

Grants of Plan-Based Awards for 2025

The following table and the footnotes thereto provide information regarding grants of plan-based equity awards made to the named executive officers during 2025:

Name	Grant Date	Estimated Future Payouts Under Performance Share Unit Awards			Equity Awards: Number	Grant Date Fair Value of
		Threshold (#)	Target (#)	Maximum (#)	of Units	Equity Awards (2)($)
Matthew J. Meloy	01/16/25(1)	13,876	27,752	69,380	27,752	$16,275,993
Jennifer R. Kneale	01/16/25(1)	5,356	10,712	26,780	10,712	6,282,374
Patrick J. McDonie	01/16/25(1)	3,686	7,372	18,430	7,372	4,323,531
D. Scott Pryor	01/16/25(1)	3,686	7,372	18,430	7,372	4,323,531
Robert M. Muraro	01/16/25(1)	3,686	7,372	18,430	7,372	4,323,531
William A. Byers	01/16/25(1)	3,012	6,023	15,058	6,023	3,523,369

(1)
These grants on January 16, 2025 are the annual long-term equity incentive awards for 2025 granted to our named executive officers in the form of restricted stock unit and performance share unit awards granted under our Stock Incentive Plan. For a detailed description of how performance achievements will be determined for performance share units, see “Compensation Discussion and Analysis – 2025 Components of Executive Compensation Program In Detail – 2025 PSU Plan Design.”
(2)
The value within the “Grant Date Fair Value of Equity Awards” column was determined by multiplying the shares awarded by the grant date fair value per share computed in accordance with FASB ASC Topic 718: $209.18 for the January 16, 2025 restricted stock unit awards; and $377.30 for the January 16, 2025 performance share units.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

A discussion of 2025 salaries, bonuses, incentive plans and awards is set forth in “Compensation Discussion and Analysis,” including a discussion of the material terms and conditions of the 2025 restricted stock unit and performance share unit awards under our Stock Incentive Plan.

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Outstanding Equity Awards at 2025 Fiscal Year-End

The following table and the footnotes related thereto provide information regarding equity-based awards outstanding as of December 31, 2025 for each of our named executive officers. None of our named executive officers held any outstanding stock option awards as of December 31, 2025.

	Stock Awards
Name	Number of Shares That Have Not Vested (1)	Market Value of Shares That Have Not Vested (2)	Performance Share Units: Number of Unearned Units That Have Not Vested (3)	Performance Share Units: Market or Payout Value of Unearned Units That Have Not Vested (4)
Matthew J. Meloy	263,547	$48,624,422	190,200	$35,091,900
Jennifer R. Kneale	96,214	17,751,483	70,583	13,022,564
Patrick J. McDonie	67,385	12,432,533	49,585	9,148,433
D. Scott Pryor	67,385	12,432,533	49,585	9,148,433
Robert M. Muraro	67,385	12,432,533	49,585	9,148,433
William A. Byers	9,523	1,756,994	23,808	4,392,576

(1)
Represents the following shares of restricted stock units (and earned performance units) under our Stock Incentive Plan held by our named executive officers:

	Matthew J. Meloy	Jennifer R. Kneale	Patrick J. McDonie	D. Scott Pryor	Robert M. Muraro	William A. Byers
January 19, 2023 Award (a)	53,562	19,423	13,586	13,586	13,586	—
January 19, 2023 Award (b)	133,905	48,558	33,965	33,965	33,965	—
January 18, 2024 Award (c)	48,328	17,521	12,462	12,462	12,462	—
July 22, 2024 Award (d)	—	—	—	—	—	3,500
January 16, 2025 Award (e)	27,752	10,712	7,372	7,372	7,372	6,023
Total	263,547	96,214	67,385	67,385	67,385	9,523

(a)
The restricted stock units awarded January 19, 2023 are subject to the following vesting schedule: 100% of the restricted stock units vest on January 19, 2026, contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the vesting period.
(b)
The awards in this row originally related to performance share units granted in 2023, but for which the performance period ended on December 31, 2025. Because the awards were no longer subject to performance conditions, but would not be deemed “vested” until the Compensation Committee certified performance levels in early 2026, they are still deemed to be outstanding for purposes of this table, subject only to time-based vesting requirements. The target awards were multiplied by 250%, the actual adjustment factor applied to the awards upon determination of performance levels in 2026.
(c)
The restricted stock units awarded January 18, 2024 are subject to the following vesting schedule: 100% of the restricted stock units vest on January 18, 2027, contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the vesting period.
(d)
The restricted stock units awarded July 22, 2024 are subject to the following vesting schedule: 100% of the restricted stock units vest on January 18, 2027, contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the vesting period.
(e)
The restricted stock units awarded January 16, 2025 are subject to the following vesting schedule: 100% of the restricted stock units vest on January 16, 2028, contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the vesting period.

The treatment of the outstanding restricted stock unit awards upon certain terminations of employment (including retirement) or the occurrence of a change in control is described below under “—Potential Payments Upon Termination or Change in Control.”

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(2)
The dollar amounts shown are determined by multiplying the number of shares of restricted stock units reported in the table by the closing price of a share of our common stock on December 31, 2025 ($184.50), which was the last trading day of fiscal year 2025. The amounts do not include any related dividends accrued with respect to the awards.
(3)
Represents the following performance share units linked to the performance of the Company’s common stock held by our named executive officers:

	2024 Award		2025 Award
	Awards Granted	(a) Adjusted for Performance Factor (TSR)	Awards Granted	(b) Adjusted for Performance Factor (TSR)
Matthew J. Meloy	48,328	120,820	27,752	69,380
Jennifer R. Kneale	17,521	43,803	10,712	26,780
Patrick J. McDonie	12,462	31,155	7,372	18,430
D. Scott Pryor	12,462	31,155	7,372	18,430
Robert M. Muraro	12,462	31,155	7,372	18,430
William A. Byers	3,500	8,750	6,023	15,058

(a) Reflects the target number of performance share units granted to the named executive officers on January 18, 2024 (except for Mr. Byers, who received his grant on July 22, 2024) multiplied by a performance percentage of 250%, which in accordance with SEC rules is the next higher performance level under the award that exceeds 2025 performance. Vesting of these awards is contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the performance period, which ends December 31, 2026, and the Company’s performance over the applicable performance period measured against a peer group of companies. The underlying shares of stock are not issued until vesting levels have been certified by the Compensation Committee.

(b) Reflects the target number of performance share units granted to the named executive officers on January 16, 2025 multiplied by a performance percentage of 250%, which in accordance with SEC rules is the next higher performance level under the award that exceeds 2025 performance. Vesting of these awards is contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the performance period, which ends December 31, 2027, and the Company’s performance over the applicable performance period measured against a peer group of companies. The underlying shares of stock are not issued until vesting levels have been certified by the Compensation Committee.

The treatment of the outstanding performance share unit awards upon certain terminations of employment (including retirement) or the occurrence of a change in control is described below under “—Potential Payments Upon Termination or Change in Control.”

(4) The dollar amounts shown are determined by multiplying the number of shares of performance share units reported in the table by the closing price of a share of our common stock on December 31, 2025 ($184.50), which was the last trading day of fiscal year 2025. The amounts do not include any related dividends accrued with respect to the awards.

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Option Exercises and Stock Vested in 2025

The following table provides the amount realized during 2025 by each named executive officer upon the vesting of restricted stock units and performance share units. None of our named executive officers exercised any option awards during the 2025 year and, currently, there are no options outstanding under any of our plans.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Matthew J. Meloy	226,618	$48,886,035
Jennifer R. Kneale	84,984	18,332,748
Patrick J. McDonie	55,237	11,915,726
D. Scott Pryor	55,237	11,915,726
Robert M. Muraro	55,237	11,915,726
William A. Byers	—	—

(1)
Computed with respect to the restricted stock unit and performance share unit awards granted on January 20, 2022 under our Stock Incentive Plan by multiplying the number of shares of stock vesting by the closing price of a share of common stock on January 17, 2025 ($215.72), the last trading date immediately preceding the January 20, 2025 vesting date (which was not a trading date), and does not include associated dividends accrued during the vesting period.

Pension Benefits

Other than our 401(k) plan, we do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.

Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments Upon Termination or Change in Control

Aggregate Payments

The table below reflects the aggregate amount of payments and benefits that we estimate our named executive officers would have received under the Change in Control Program (described below) and Stock Incentive Plan upon certain specified termination of employment and/or a change in control events, in each case, had such event occurred on December 31, 2025. Details regarding individual plans and arrangements follow the table. The amounts below constitute estimates of the amounts that would be paid to our named executive officers upon each designated event, and do not include any amounts accrued through 2025 fiscal year-end that would be paid in the normal course of continued employment, such as accrued but unpaid salary and benefits generally available to all salaried employees. The actual amounts to be paid are dependent on various factors, which may or may not exist at the time a named executive officer is actually terminated and/or a change in control actually occurs. Therefore, such amounts and disclosures should be considered “forward-looking statements.”

Name	Change in Control (No Termination)	Qualifying Termination Following Change in Control	Termination by us without Cause	Termination for Death or Disability
Matthew J. Meloy	—	$95,878,505	—	$85,898,680
Jennifer R. Kneale	—	36,890,093	—	31,571,353
Patrick J. McDonie	—	26,278,438	—	22,140,948
D. Scott Pryor	—	26,241,929	—	22,140,948
Robert M. Muraro	—	26,259,502	—	22,140,948
William A. Byers	—	10,012,818	—	6,262,818

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Executive Officer Change in Control Severance Program

We adopted the Change in Control Program on and effective as of January 12, 2012, and amended in 2015. Each of our named executive officers was an eligible participant in the Change in Control Program during the 2025 calendar year.

The Change in Control Program is administered by our Senior Vice President—Human Resources. The Change in Control Program provides that if, in connection with or within 18 months after a “Change in Control,” a participant suffers a “Qualifying Termination,” then the individual will receive a severance payment, paid in a single lump sum cash payment within 60 days following the date of termination, equal to three times (i) the participant’s annual salary as of the date of the Change in Control or the date of termination, whichever is greater, and (ii) the amount of the participant’s annual salary multiplied by the participant’s most recent “target” bonus percentage specified by the Compensation Committee prior to the Change in Control. In addition, the participant (and his or her eligible dependents, as applicable) will receive the continuation of their medical and dental benefits until the earlier to occur of (a) three years from the date of termination, or (b) the date the participant becomes eligible for coverage under another employer’s plan.

For purposes of the Change in Control Program, the following terms will generally have the meanings set forth below:

▪
Cause means discharge of the participant by us on the following grounds: (i) the participant’s gross negligence or willful misconduct in the performance of his or her duties, (ii) the participant’s conviction of a felony or other crime involving moral turpitude, (iii) the participant’s willful refusal, after 15 days’ written notice, to perform his or her material lawful duties or responsibilities, (iv) the participant’s willful and material breach of any corporate policy or code of conduct, or (v) the participant’s willfully engaging in conduct that is known or should be known to be materially injurious to us or our subsidiaries.
▪
Change in Control means any of the following events: (i) any person (other than the Partnership) becomes the beneficial owner of more than 20% of the voting interest in us or in the General Partner, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the General Partner (other than to the Partnership or its affiliates), (iii) a transaction resulting in a person other than Targa Resources GP LLC or an affiliate being the General Partner of the Partnership, (iv) the consummation of any merger, consolidation or reorganization involving us or the General Partner in which less than 51% of the total voting power of outstanding stock of the surviving or resulting entity is beneficially owned by the stockholders of the Company or the General Partner, immediately prior to the consummation of the transaction, or (v) a majority of the members of the Board of Directors or the board of directors of the General Partner is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the applicable Board of Directors before the date of the appointment or election.
▪
Good Reason means: (i) a material reduction in the participant’s authority, duties or responsibilities, (ii) a material reduction in the participant’s base compensation, or (iii) a material change in the geographical location at which the participant must perform services. The individual must provide notice to us of the alleged Good Reason event within 90 days of its occurrence and we have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of the notice of such allegation.
▪
Qualifying Termination means (i) an involuntary termination of the individual’s employment by us without Cause or (ii) a voluntary resignation of the individual’s employment for Good Reason.

All payments due under the Change in Control Program will be conditioned on the execution and non-revocation of a release for our benefit and the benefit of our related entities and agents. The Change in Control Program will supersede any other severance program for eligible participants in the event of a Change in Control, but will not affect accelerated vesting of any equity awards under the terms of the plans governing such awards.

If amounts payable to a named executive officer under the Change in Control Program, together with any other amounts that are payable by us as a result of a Change in Control (collectively, the “Payments”), exceed the amount allowed under section 280G of the Code for such individual, thereby subjecting the individual to an excise tax under section 4999 of the Code, then, depending on which method produces the largest net after-tax benefit for the recipient, the Payments shall either be: (i) reduced to the level at which no excise tax applies or (ii) paid in full, which would subject the individual to the excise tax.

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The following table reflects payments that would have been made to each of the named executive officers under the Change in Control Program in the event there was a Change in Control and the officer incurred a Qualifying Termination, in each case as of December 31, 2025.

Name	Qualifying Termination Following Change in Control
Matthew J. Meloy	$9,979,825
Jennifer R. Kneale	5,318,740
Patrick J. McDonie	4,137,490
D. Scott Pryor	4,100,981
Robert M. Muraro	4,118,554
William A. Byers	3,750,000

(1)
Includes 3 years’ worth of continued participation in our medical and dental plans, calculated based on the monthly employer-paid portion of the premiums for our medical and dental plans as of December 31, 2025 for each named executive officer and the officer’s eligible dependents in the following amounts: (a) Mr. Meloy – $79,825, (b) Ms. Kneale – $87,490, (c) Mr. McDonie – $87,490, (d) Mr. Pryor – $50,981, (e) Mr. Muraro – $68,554, and (f) Mr. Byers – $0.

Stock Incentive Plan

Our named executive officers held outstanding restricted stock units under our form of restricted stock unit agreement (the “Stock Agreement”), and performance share units under our form of performance share unit agreement (the “Performance Agreement”) and the Stock Incentive Plan as of December 31, 2025. The terms applicable to certain Change in Control vesting scenarios within the outstanding Performance Agreements were amended in 2021 in order to bring their terms more in line with practices at our peer group, and the description below reflects those amendments. If a “Change in Control” occurs and the named executive officer has (i) remained continuously employed by us from the date of grant to the date upon which such Change in Control occurs and their employment was terminated by us without Cause or they terminated their employment for Good Reason, in either case within the 24-month period following a Change in Control, (a “Change in Control Termination”) or (ii) retired following the date of grant and either performed consulting services for us or refrained from working for one of our competitors or in a similar role for another company (however, directorships at non-competitors are permitted), through the date of the Change in Control, then, (a) the restricted stock units granted to the officer under the Stock Agreement, and related dividends then credited to the officer, will fully vest on the date upon which such Change in Control Termination occurs with respect to clause (i) above or the Change in Control occurs with respect to clause (ii) above, and (b) the performance share units granted to the officer under the Performance Agreement and related dividends credited to the officer will vest based on the greater of 100% and the actual guideline percentage determined by the Compensation Committee as of the date such Change in Control occurs.

The Performance Agreements governing awards granted in 2025 have a performance period of January 1, 2025 through December 31, 2027, while the Performance Agreements governing awards granted in 2024 have a performance period of January 1, 2024 through December 31, 2026 and the Performance Agreements governing awards granted in 2023 have a performance period of January 1, 2023 through December 31, 2025. Upon a Change in Control, the Compensation Committee will take into account the performance level achieved for the applicable performance period using a deemed performance percentage of the greater of 100% and the actual guideline percentage. With respect to all outstanding Performance Agreements, the average performance percentage may be decreased or increased by the Compensation Committee in its discretion in order to reflect any factors the Compensation Committee deems relevant to properly reflect the event.

Restricted stock units and performance share units granted to a named executive officer under the Stock Agreement and Performance Agreement, and related dividends then credited to the officer, will also fully vest if the named executive officer’s employment is terminated by reason of death or a “Disability” (as defined below). If a named executive officer’s employment with us is terminated for any reason other than death, Disability or a Change in Control Termination, then the officer’s unvested restricted stock units and performance share units are forfeited to us for no consideration, if a named executive officer retires, the officer’s awards will continue to vest on the original vesting schedule (unless a Change in Control occurs as described above) if, from the date of the officer’s retirement or termination through the applicable vesting date, the named executive officer has either

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performed consulting services for us or refrained from working for one of our competitors or in a similar role for another company (however, directorships at non-competitors are permitted).

The following terms generally have the following meanings for purposes of the Stock Incentive Plan, Stock Agreements and Performance Agreements:

▪
Affiliate means an entity or organization which, directly or indirectly, controls, is controlled by, or is under common control with, us.
▪
Change in Control means the occurrence of one of the following events: (i) any person or group acquires or gains ownership or control (including, without limitation, the power to vote), by way of merger, consolidation, recapitalization, reorganization or otherwise, of more than 50% of the outstanding shares of our voting stock or more than 50% of the combined voting power of the equity interests in the Partnership or the General Partner, (ii) any person, including a group as contemplated by section 13(d)(3) of the Exchange Act, acquires in any twelve-month period (in one transaction or a series of related transactions) ownership, directly or indirectly, of 30% or more of the outstanding shares of our voting stock or of the combined voting power of the equity interests in the Partnership or the General Partner, (iii) the completion of a liquidation or dissolution of us or the approval by the limited partners of the Partnership, in one or a series of transactions, of a plan of complete liquidation of the Partnership, (iv) the sale or other disposition by us of all or substantially all of our assets in one or more transactions to any person other than an Affiliate, (v) the sale or disposition by either the Partnership or the General Partner of all or substantially all of its assets in one or more transactions to any person other than to an Affiliate, (vi) a transaction resulting in a person other than Targa Resources GP LLC or an Affiliate being the General Partner of the Partnership, or (vii) as a result of or in connection with a contested election of directors, the persons who were our directors before such election shall cease to constitute a majority of our Board of Directors.
▪
Disability means a disability that entitles the named executive officer to disability benefits under our long-term disability plan.

The following table reflects amounts that would have been received by each of the named executive officers under the Stock Incentive Plan and related Stock Agreements and Performance Agreements in the event there was a Change in Control or a Change in Control Termination or their employment was terminated due to death or Disability, each as of December 31, 2025. The amounts reported below assume that the price per share of our common stock was $184.50, which was the closing price per share of our common stock on December 31, 2025 (the last trading day of fiscal year 2025). No amounts are reported assuming retirement as of December 31, 2025, since additional conditions must be met following a named executive officer’s retirement in order for any restricted stock awards or restricted stock units to become vested.

Name	Change in Control	Change in Control Termination	Termination for Death or Disability
Matthew J. Meloy (1)	—	$85,898,680	$85,898,680
Jennifer R. Kneale (2)	—	31,571,353	31,571,353
Patrick J. McDonie (3)	—	22,140,948	22,140,948
D. Scott Pryor (4)	—	22,140,948	22,140,948
Robert M. Muraro (5)	—	22,140,948	22,140,948
William A. Byers (6)	—	6,262,818	6,262,818

(1)
Of the amount reported under each of the “Change in Control Termination” column and the “Termination for Death or Disability” column:
(i)
$9,882,189 and $18,747, respectively, relate to restricted stock units and related dividend rights granted on January 19, 2023, which are scheduled to vest January 19, 2026;
(ii)
$24,705,472, and $1,108,107, respectively, relate to performance share units and related dividend rights granted on January 19, 2023, which have a performance period that ended (using an estimate of a 250% payout);
(iii)
$8,916,516, and $0, respectively, relate to restricted stock units and related dividend rights granted on January 18, 2024, which are scheduled to vest January 18, 2027;
(iv)
$22,291,290, and $785,330, respectively, relate to performance share units and related dividend rights granted on January 18, 2024, which have a performance period that will end on December 31, 2026 (using an estimate of a 250% payout);
(v)
$5,120,244, and $0, respectively, relate to restricted stock units and related dividend rights granted on January 16, 2025, which are scheduled to vest January 18, 2027; and

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(vi)
$12,800,610, and $260,175, respectively, relate to performance share units and related dividend rights granted on January 16, 2025, which have a performance period that will end on December 31, 2027 (using an estimate of a 250% payout).
(2)
Of the amount reported under each of the “Change in Control Termination” column and the “Termination for Death or Disability” column:
(i)
$3,583,544, and $6,798, respectively, relate to restricted stock units and related dividend rights granted on January 19, 2023, which are scheduled to vest January 19, 2026;
(ii)
$8,958,951, and $405,459, respectively, relate to performance share units and related dividend rights granted on January 19, 2023, which have a performance period that ended on December 31, 2025 (using an estimate of a 250% payout);
(iii)
$3,232,625, and $0, respectively, relate to restricted stock units and related dividend rights granted on January 18, 2024, which are scheduled to vest January 18, 2027;
(iv)
$8,081,561, and $284,716, respectively, relate to performance share units and related dividend rights granted on January 18, 2024, which have a performance period that will end on December 31, 2026 (using an estimate of a 250% payout);
(v)
$1,976,364, and $0, respectively, relate to restricted stock units and related dividend rights granted on January 16, 2025, which are scheduled to vest January 16, 2028; and
(vi)
$4,940,910, and $100,425, respectively, relate to performance share units and related dividend rights granted on January 16, 2025, which have a performance period that will end on December 31, 2027 (using an estimate of a 250% payout).
(3)
Of the amount reported under each of the “Change in Control Termination” column and the “Termination for Death or Disability” column:
(i)
$2,506,617, and $4,755, respectively, relate to restricted stock units and related dividend rights granted on January 19, 2023, which are scheduled to vest January 19, 2026;
(ii)
$6,266,542, and $283,608, respectively, relate to performance share units and related dividend rights granted on January 19, 2023, which have a performance period that ended on December 31, 2025 (using an estimate of a 250% payout);
(iii)
$2,299,239, and $0, respectively, relate to restricted stock units and related dividend rights granted on January 18, 2024, which are scheduled to vest January 18, 2027;
(iv)
$5,748,097, and $202,508, respectively, relate to performance share units and related dividend rights granted on January 18, 2024, which have a performance period that will end on December 31, 2026 (using an estimate of a 250% payout);
(v)
$1,360,134, and $0, respectively, relate to restricted stock units and related dividend rights granted on January 16, 2025, which are scheduled to vest January 16, 2028; and
(vi)
$3,400,335, and $69,113, respectively, relate to performance share units and related dividend rights granted on January 16, 2025, which have a performance period that will end on December 31, 2027 (using an estimate of a 250% payout).
(4)
Of the amount reported under each of the “Change in Control Termination” column and the “Termination for Death or Disability” column:
(i)
$2,506,617, and $4,755, respectively, relate to restricted stock units and related dividend rights granted on January 19, 2023, which are scheduled to vest January 19, 2026;
(ii)
$6,266,542, and $283,608, respectively, relate to performance share units and related dividend rights granted on January 19, 2023, which have a performance period that ended on December 31, 2025 (using an estimate of a 250% payout);
(iii)
$2,299,239, and $0, respectively, relate to restricted stock units and related dividend rights granted on January 18, 2024, which are scheduled to vest January 18, 2027;
(iv)
$5,748,097, and $202,508, respectively, relate to performance share units and related dividend rights granted on January 18, 2024, which have a performance period that will end on December 31, 2026 (using an estimate of a 250% payout);
(v)
$1,360,134, and $0, respectively, relate to restricted stock units and related dividend rights granted on January 16, 2025, which are scheduled to vest January 16, 2028; and
(vi)
$3,400,335, and $69,113, respectively, relate to performance share units and related dividend rights granted on January 16, 2025, which have a performance period that will end on December 31, 2027 (using an estimate of a 250% payout).
(5)
Of the amount reported under each of the “Change in Control Termination” column and the “Termination for Death or Disability” column:
(i)
$2,506,617, and $4,755, respectively, relate to restricted stock units and related dividend rights granted on January 19, 2023, which are scheduled to vest January 19, 2026;
(ii)
$6,266,542, and $283,608, respectively relate to performance share units and related dividend rights granted on January 19, 2023, which have a performance period that ended on December 31, 2025 (using an estimate of a 250% payout);

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(iii)
$2,299,239, and $0, respectively, relate to restricted stock units and related dividend rights granted on January 18, 2024, which are scheduled to vest January 18, 2027;
(iv)
$5,748,097, and $202,508, respectively, relate to performance share units and related dividend rights granted on January 18, 2024, which have a performance period that will end on December 31, 2026 (using an estimate of a 250% payout);
(v)
$1,360,134, and $0, respectively, relate to restricted stock units and related dividend rights granted on January 16, 2025, which are scheduled to vest January 16, 2028; and
(vi)
$3,400,335, and $69,113, respectively, relate to performance share units and related dividend rights granted on January 16, 2025, which have a performance period that will end on December 31, 2027 (using an estimate of a 250% payout).

(6) Of the amount reported under each of the “Change in Control Termination” column and the “Termination for Death or Disability” column:

(i) $645,750, and $0, respectively, relate to restricted stock units and related dividend rights granted on July 22, 2024, which are scheduled to vest January 18, 2027;

(ii) $1,614,375, and $56,875, respectively, relate to performance share units and related dividend rights granted on July 22, 2024, which have a performance period that will end on December 31, 2026 (using an estimate of a 250% payout);

(iii) $1,111,244, and $0, respectively, relate to restricted stock units and related dividend rights granted on January 16, 2025, which are scheduled to vest January 16, 2028; and

(iv) $2,778,108, and $56,466, respectively, relate to performance share units and related dividend rights granted on January 16, 2025, which have a performance period that will end on December 31, 2027 (using an estimate of a 250% payout).

Director Compensation

The following table sets forth the compensation earned by our non-employee directors for 2025:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total Compensation
Paul W. Chung	$235,000	$290,342	$—	$525,342
Beth A. Bowman	145,000	188,053	—	333,053
Lindsey M. Cooksen	125,000	188,053	—	313,053
Charles R. Crisp	125,000	188,053	—	313,053
Waters S. Davis, IV	140,000	188,053	—	328,053
Laura C. Fulton	150,000	188,053	—	338,053
Rene R. Joyce	125,000	188,053	—	313,053
Caron A. Lawhorn	125,000	188,053	—	313,053
Joe Bob Perkins	140,000	188,053	—	328,053
R. Keith Teague	125,000	188,053	—	313,053

(1)
Amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of restricted shares of our common stock with a one-year vesting period awarded to the non-employee directors under our Stock Incentive Plan, computed in accordance with FASB ASC Topic 718, disregarding the estimate of forfeitures. For a discussion of the assumptions and methodologies used to value the awards reported in this column, see the discussion contained in the Notes to Consolidated Financial Statements at Note 21 – Compensation Plans included in our Annual Report on Form 10-K for the year ended December 31, 2025. On January 16, 2025, each director serving at that time received 899 restricted shares of our common stock, except for our Chairman of the Board who received 1,388 restricted shares of our common stock, in connection with their 2025 service on our Board of Directors, and the grant date fair value of each share of common stock computed in accordance with FASB ASC Topic 718 was $209.18. As of December 31, 2025, each of the directors still held the outstanding restricted shares granted to them in 2025 (which was equal to 899 shares for everyone other than Mr. Chung, who held 1,388 shares), and our non-employee directors did not hold any outstanding stock options.

Narrative to Director Compensation Table

For 2025, each non-employee director received an annual cash retainer of $125,000. The additional annual retainers were: (i) $95,000 for the Chairman of the Board; (ii) $25,000 for the Chairman of the Audit Committee; (iii) $20,000 for the Chairman of the Compensation Committee; and (iv) $15,000 each for the Chairman of the Nominating and Governance Committee, the Risk Management Committee, and the Sustainability Committee. Payments of non-employee director retainers are made quarterly. All non-employee directors are reimbursed for out-of-pocket expenses incurred in attending Board of Director and committee meetings.

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A director who is also an employee receives no additional compensation for services as a director. Accordingly, Mr. Meloy has been omitted from the table. As Mr. Meloy is a named executive officer for 2025, the Summary Compensation Table reflects the total compensation he received for services performed for us and our affiliates.

Director Long-term Equity Incentives. We granted equity awards in January 2025 to our non-employee directors serving at that time under the Stock Incentive Plan. Each of these directors received an award of 899 restricted shares of our common stock, except for our Chairman of the Board who received 1,388 restricted shares of our common stock, with a one-year vesting period. These grants reflect our intent to provide our directors with a target value of approximately $175,000 in annual long-term incentive awards, except for the grant to our Chairman of the Board which included an additional award with a target value of approximately $95,000. The awards are intended to align the long-term interests of our directors with those of our shareholders.

Changes for 2026

Director Compensation. For 2026, the annual cash retainer for the Chairman of the Nominating and Governance Committee was increased to $20,000. Additionally, the equity compensation portion of the retainer for all non-employee directors was increased to $185,000 and the equity compensation portion of the retainer for the Chairman was increased to $280,000.

Pay Ratio Disclosures

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Meloy, our Chief Executive Officer (our “CEO”).

For 2025, our last completed fiscal year:

▪
The median of the annual total compensation of all employees of our company (other than the CEO) was $147,880.
▪
The annual total compensation of Mr. Meloy was $21,470,708.
▪
Based on this information, for 2025 the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (“CEO Pay Ratio”) was reasonably estimated to be 145 to 1.

To calculate the CEO Pay Ratio we must identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO. To these ends, we took the following steps:

▪
We determined that, as of December 31, 2025, our employee population consisted of approximately 3,570 individuals. This population consisted of our full-time and part-time employees, as we do not have temporary or seasonal workers.
▪
We used a consistently applied compensation measure to identify our median employee of comparing the amount of salary or wages, bonuses, company contributions under our 401(k) plan, and the grant date fair value of equity awards determined under FASB ASC Topic 718. We identified our median employee by consistently applying this compensation measure to all of our employees included in our analysis. For individuals hired after January 1, 2025 that were included in the employee population, we calculated these compensation elements on an annualized basis. We did not make any cost-of-living adjustments in identifying the median employee.
▪
We combined all of the elements of the median employee’s compensation for the 2025 year in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $147,880.

Pay Versus Performance

As required by Item 402(v) of Regulation S-K, the Company is providing the following information regarding the relationship between executive compensation and the Company’s financial performance for each of the five years in the period ended December 31, 2025. In accordance with the applicable SEC rules, the adjustments described and quantified below were made to the values reported in the Summary Compensation Table for each applicable year to determine the “actual” compensation paid to our Principal Executive Officers (“PEOs”) and the average “actual” compensation paid to our other Named Executive Officers (“NEOs”).

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The following table summarizes compensation values reported in the Summary Compensation Table for our PEO and the average for our other NEOs, as compared to “compensation actually paid” or “CAP” and the Company’s financial performance for the years ended December 31, 2025, 2024, 2023, 2022 and 2021:

Year	Summary Compensation Table Total for 'PEO(1)	Compensation Actually Paid to PEO(1) (2)	Average Summary Compensation Table Total	Average Compensation Actually Paid to Non-PEO	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss) (In	Adjusted EBITDA (in Millions)
			for Non-PEO NEOs(1)	NEOs(1) (2)	TSR	Peer Group TSR(3)	Millions)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2025	$21,470,708	$31,013,211	$6,641,786	$9,172,505	$769.90	$346.67	$1,956.7	$4,957.4
2024	15,515,793	77,266,052	5,171,004	22,488,366	728.89	337.47	1,553.5	4,142.3
2023	14,191,630	28,563,134	4,581,109	8,656,712	347.40	223.87	1,579.3	3,530.0
2022	15,202,542	39,196,628	4,719,589	11,823,921	287.16	187.88	1,531.4	2,901.1
2021	14,691,940	40,278,218	4,364,561	12,154,312	200.01	145.02	422.1	2,052.0

(1)
The PEO reflected in columns (b) and (c) for all years represents Matthew J. Meloy. The non-PEO NEOs reflected in columns (d) and (e) for each of 2021, 2022, 2023, 2024 and 2025 are as follows: Jennifer R. Kneale, Patrick J. McDonie, D. Scott Pryor and Robert M. Muraro. Non-PEO William A. Byers is also reflected in columns (d) and (e) for 2025.
(2)
The Company deducted from and added to the Summary Compensation Table total compensation as disclosed in the tables below to calculate compensation actually paid in accordance with Item 402(v) of Regulation S-K, as disclosed in columns (c) and (e) for the PEO and Non-PEO NEOs in 2025. As the Company’s NEOs do not participate in any defined benefit plans, no adjustments were required to amounts reported in the Summary Compensation Table totals related to the value of benefits under such plans.
(3)
The peer group that we have used for purposes of this Pay Versus Performance section is the Alerian US Midstream Energy Index, which is the same index that we use for our stock performance graph each year within our Annual Report on Form 10-K.

2025
PEO Summary Compensation Table Totals	$21,470,708
Add (Subtract):
Fair value of equity awards granted during the year from the Summary Compensation Table	(16,275,993)
Fair value at year end of equity awards granted during the year	12,707,641
Fair value of equity awards granted and vested during the year	0
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	3,105,447
Change in fair value of equity awards granted in prior years that vested during the year	8,434,722
Equity awards granted in prior years that were forfeited during the year	0
Dividends or other earnings paid on equity awards during the year	1,570,687
Total Equity Award Related Adjustments	9,542,503
Compensation Actually Paid Totals	$31,013,211

2025
Non-PEO NEOs Summary Compensation Table Totals	$6,641,786
Add (Subtract):
Fair value of equity awards granted during the year from the Summary Compensation Table	(4,557,067)
Fair value at year end of equity awards granted during the year	3,558,341
Fair value of equity awards granted and vested during the year	0
Change in fair value of equity awards granted in prior years that were unvested as of the end of the year	838,652
Change in fair value of equity awards granted in prior years that vested during the year	2,332,764
Equity awards granted in prior years that were forfeited during the year	0
Dividends or other earnings paid on equity awards during the year	358,030
Total Equity Award Related Adjustments	2,530,719
Average Compensation Actually Paid Totals	$9,172,505

The charts on the following pages reflect that the PEOs’ and other NEOs’ CAP align with the Company’s TSR and Peer Group TSR, Net Income, and Adjusted EBITDA over the five-year period presented in the tables. This

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is primarily because of the Company’s use of equity-based awards, which are tied directly to changes in the Company’s stock price. For fiscal year 2025, the Company targeted approximately 76% for the PEO and 68% for the other NEOs of the value of total compensation to be comprised of equity-based awards, divided 50% each between RSUs and PSUs. Please see “Compensation Discussion and Analysis—2025 Executive Compensation Program Snapshot—Pay Mix” for further detail regarding the total direct compensation, and Annex A for a description of how our Adjusted EBITDA is calculated in comparison to our audited financial statements.

Compensation Actually Paid vs. Net Income
Compensation Actually Paid ($MM)
Targa Net Income ($MM)
$90
$80
$70
$60
$50
$40
$30
$20
$10
$-
$2,500
$2,000
$1,500
$1,000
$500
$-
2021
2022
2023
2024
2025
$40.3
$12.2
$39.2
$11.8
$28.6
$8.7
$77.3
$22.5
$31.0
$9.2
$422
$1,531
$1,579
$1,554
$1,957
CEO CAP
Other NEO CAP
Targa Net Income

Compensation Actually Paid vs. Adjusted EBITDA
Compensation Actually Paid ($MM)
$90
$80
$70
$60
$50
$40
$30
$20
$10
$-
Targa Adjusted EBITDA
$6,000
$5,000
$4,000
$3,000
$2,000
$1,000
$0
2021
2022
2023
2024
2025
$40.3
$12.2
$2,052
$39.2
$11.8
$2,901
$28.6
$8.7
$3,530
$77.3
$22.5
$4,142
$31.0
$9.2
$4,957
CEO CAP
Other NEO Cap
Targa EBITDA

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Most Important Performance Measures for Fiscal Year 2025

The measures listed below represent the most important financial performance measures that we used to determine CAP for fiscal year 2025 as further described in our CD&A.

Most Important Financial Performance Measures
Adjusted EBITDA
Cash Flow from Operations per Share
Relative TSR

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SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 24, 2026 (unless otherwise indicated) held by:

▪
each person who beneficially owns more than 5% of our then outstanding shares of common stock;
▪
each of our named executive officers;
▪
each of our directors; and
▪
all of our executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC. In general, these rules attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and include, among other things, securities that an individual has the right to acquire within 60 days. Unless otherwise indicated, the stockholders identified in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them. Percentage ownership calculations for any security holder listed in the table below are based on 214,801,969 shares of our common stock outstanding on March 24, 2026.

	Targa Resources Corp.
Name of Beneficial Owner (1)	Common Stock Beneficially Owned (2)	Percentage of Common Stock Beneficially Owned
The Vanguard Group (3)	28,382,289	13.21%
BlackRock, Inc. (4)	20,030,896	9.33%
Wellington Management Group LLP (5)	18,022,893	8.39%
State Street Corporation (6)	14,542,581	6.77%
Matthew J. Meloy (7)	665,455	*
Jennifer R. Kneale	192,100	*
Robert M. Muraro	168,486	*
William A. Byers	0	*
Patrick J. McDonie	276,248	*
D. Scott Pryor (8)	20,000	*
Paul W. Chung (9)	515,063	*
Beth A. Bowman (10)	21,509	*
Lindsey M. Cooksen	10,640	*
Charles R. Crisp	76,064	*
Waters S. Davis, IV (11)	7,453	*
Laura C. Fulton	31,565	*
Rene R. Joyce (12)	774,729	*
Caron A. Lawhorn	2,522	*
Joe Bob Perkins (13)	159,031	*
R. Keith Teague	7,846	*
All directors and executive officers as a group (19 persons)	2,950,402	1.37%

* Less than 1%.

(1)
Unless otherwise indicated, the address for all beneficial owners in this table is 811 Louisiana Street, Suite 2100, Houston, Texas 77002.
(2)
Fractional shares have been rounded to the nearest whole share for purposes of this table.
(3)
As reported on Schedule 13G/A, as of September 30, 2025, and filed with the SEC on October 31, 2025, the business address for The Vanguard Group is 100 Vanguard Blvd. Malvern, PA 19355, and The Vanguard Group has shared voting power over 1,397,836 shares of common stock, sole dispositive power over 26,192,024 shares of common stock and shared dispositive power over 2,190,265 shares of common stock.
(4)
As reported on Schedule 13G as of December 31, 2023, and filed with the SEC on January 25, 2024, the business address for BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001 and BlackRock, Inc. has sole voting power over 18,224,325 shares of common stock and sole dispositive power over 20,030,896 shares of common stock.

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(5)
As reported on Schedule 13G as of June 30, 2025, and filed by Wellington Management Group LLP (“Wellington Group”), Wellington Group Holdings LLP (“Wellington Holdings”), Wellington Investment Advisors LLP (“Wellington Advisors”) and Wellington Management Company LLP (“Wellington Company”) with the SEC on August 12, 2025, the business address for Wellington Company is c/o Wellington Management Company LLP, 280 Congress Street, Boston MA 02210. The common stock reported therein is owned of record by clients of Wellington Company, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd and Wellington Management Australia Pty Ltd (the “Wellington Investment Advisers”). Wellington Advisors controls, directly or indirectly, through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Advisors is owned by Wellington Holdings, which is owned by Wellington Group. The clients of the Wellington Investment Advisers, as owners of record, have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities. Each of Wellington Group, Wellington Holdings, Wellington Advisors and Wellington Company reported an aggregate beneficial ownership of 18,022,893 shares of common stock, sole voting power over 0 shares of common stock and sole dispositive power over 0 shares of common stock. Wellington Group, Wellington Holdings and Wellington Advisors reported shared voting power over 17,328,843 shares of common stock and shared dispositive power over 18,022,886 shares of common stock. Wellington Company reported shared voting power over 16,470,631 shares of common stock and shared dispositive power over 16,824,669 shares of common stock.
(6)
As reported on Schedule 13G as of December 31, 2023, and filed with the SEC on January 30, 2024, the business address for State Street Corporation is State Street Financial Center, 1 Congress Street, Suite 1, Boston, MA 02114, and State Street Corporation has an aggregate beneficial ownership of 14,542,581 shares, sole voting power over 0 shares of common stock, sole dispositive power over 0 shares of common stock, shared voting power over 9,692,464 shares of common stock and shared dispositive power over 14,505,888 shares of common stock.
(7)
Shares of common stock beneficially owned by Mr. Meloy include 47,072 shares held by the Meloy Foundation, of which Mr. Meloy and his spouse serve as directors.
(8)
Shares of common stock beneficially owned by Mr. Pryor include 20,000 shares held by the Pryor Trust, of which Mr. Pryor and his spouse serve as co-trustees.
(9)
Shares of common stock beneficially owned by Mr. Chung include: (i) 232,827 shares held by the Paul Chung 2008 Family Trust, of which Mr. Chung serves as trustee; and (ii) 200,500 shares held by the Helen Chung 2007 Family Trust, of which Mr. Chung’s spouse and Mr. Chung’s sister-in-law serve as co-trustees.
(10)
Shares of common stock beneficially owned by Ms. Bowman include 1,000 shares held by the Bowman Family Trust, of which Ms. Bowman serves as trustee.
(11)
Shares of common stock beneficially owned by Mr. Davis include 4,554 shares held by the Waters Davis Legacy Trust, of which Mr. Davis is co-trustee and co-beneficiary.
(12)
Shares of common stock beneficially owned by Mr. Joyce include: (i) 193,759 shares issued to the Rene Joyce 2010 Grantor Retained Annuity Trust, of which Mr. Joyce and his wife are co-trustees and have shared voting and investment power; and (ii) 371,292 shares issued to the Kay P. Joyce Family Trust, of which Mr. Joyce’s wife is trustee and has sole voting and investment power.
(13)
Shares of common stock beneficially owned by Mr. Perkins include: (i) 110,470 shares issued to the Perkins Blue House Investments Limited Partnership (“PBHILP”), (ii) 7,622 shares held by PBHtwo LP and (iii) 19,600 shares held by Mr. Perkins’ wife. Mr. Perkins is the sole member of JBP GP, L.L.C., one of the general partners of the PBHILP and PBHtwo LP.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. As a matter of practice, our employees prepare these reports for our directors and executive officers using information obtained from them and from the Company’s records and typically file those reports on their behalf. Due to an administrative error, two Forms 4, one for Lindsey Cooksen and one for Paul W. Chung, were filed one day late on March 5, 2025. The Forms 4 each reported one transaction involving the sale of Targa common stock. To our knowledge, based solely on a review of applicable reports filed with the SEC and written representations that no other reports were required, the Company believes that all other forms required to be filed under Section 16 of the Exchange Act for the year ended December 31, 2025 were filed timely.

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SECURITIES AUTHORIZED FOR ISSUANCE

UNDER EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 31, 2025, regarding our long-term incentive plans, under which our common stock is authorized for issuance to our employees, consultants and directors. Our sole equity compensation plan, under which we will make equity grants, is our Second Amended and Restated 2010 Stock Incentive Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	─	─	3,763,567

(1)
Generally, awards of restricted stock, restricted stock units and performance share units to our officers and employees under the Stock Incentive Plan are subject to vesting over time as determined by the Compensation Committee and, prior to vesting, are subject to forfeiture. Stock incentive plan awards may vest in other circumstances, as approved by the Compensation Committee and reflected in an award agreement. Restricted stock, restricted stock units and performance share units are issued, subject to vesting, on the date of grant. The Compensation Committee may provide that dividends on restricted stock, restricted stock units or performance share units are subject to vesting and forfeiture provisions, in which case such dividends would be held, without interest, until they vest or are forfeited.

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TRANSACTIONS WITH RELATED PERSONS

Contracts with Affiliates

Indemnification Agreements with Directors and Officers

We have entered into indemnification agreements with each of our directors and officers. Each indemnification agreement provides that we will indemnify and hold harmless each indemnitee for Expenses (as defined in the indemnification agreement) to the fullest extent permitted or authorized by law, including the Delaware General Corporation Law, in effect on the date of the agreement or as it may be amended to provide more advantageous rights to the indemnitee. If such indemnification is unavailable as a result of a court decision and if we and the indemnitee are jointly liable in the proceeding, we will contribute funds to the indemnitee for his or her Expenses in proportion to relative benefit and fault of us and indemnitee in the transaction giving rise to the proceeding.

Each indemnification agreement also provides that we will indemnify the indemnitee for monetary damages for actions taken as our director or officer or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be but only if (i) the indemnitee acted in good faith and, in the case of conduct in his or her official capacity, in a manner he or she reasonably believed to be in our best interests and, in all other cases, not opposed to our best interests and (ii) in the case of a criminal proceeding, the indemnitee must have had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreement also provides that we must advance payment of certain Expenses to the indemnitee, including fees of counsel, subject to receipt of an undertaking from the indemnitee to return such advance if it is ultimately determined that the indemnitee is not entitled to indemnification.

Transactions with Related Persons

Relationship with Intercontinental Exchange, Inc.

Jennifer R. Kneale, our President, has an immediate family member who served as an officer of Intercontinental Exchange, Inc. (including its affiliates, the “ICE Group”) until their retirement in February 2026. During 2025, we made purchases from ICE Group of $949,679.

These transactions were at market prices consistent with similar transactions with other nonaffiliated entities.

Relationship with Flowco Holdings Inc.

William A. Byers, our Chief Financial Officer, has an immediate family member who is an officer of Flowco Holdings Inc. (including its affiliates, "Flowco"). During 2025, we made purchases from Flowco of $487,279.

These transactions were at market prices consistent with similar transactions with other nonaffiliated entities.

Review, Approval or Ratification of Transactions with Related Persons

Our policies and procedures for approval or ratification of transactions with “related persons” are contained in our Audit Committee Charter which provides that the Audit Committee will review, approve or ratify, as necessary, related party transactions that are reportable under Item 404(a) of Regulation S-K unless such related party transaction is reviewed, approved or ratified by another independent body of the Board. Any transaction to which we were, or are proposed to be, a party that involves an amount exceeding $120,000, and in which a director or executive officer (or such person’s immediate family member) has a material interest (a “related party transaction”) would be subject to this approval requirement. We expect that the Audit Committee would consider, among other things, the nature, size and terms of the transaction, the extent of the interest of the related party in the proposed transaction and the existing relationship of the parties to the proposed transaction. We distribute and review a questionnaire to our executive officers and directors requesting information regarding, among other things, certain transactions with us in which they or their family members have an interest. Pursuant to our Code of Conduct, our officers and directors are required to avoid any activity or interest that creates a conflict of interest between them and us or any of our subsidiaries, unless the conflict is disclosed and pre-approved by our Board of Directors.

Director Independence

Mses. Bowman, Cooksen, Fulton and Lawhorn and Messrs. Chung, Crisp, Davis, Joyce, Perkins, and Teague are our independent directors under the NYSE’s listing standards. Our Board of Directors examined the commercial relationships between us and companies for whom our independent directors serve as directors. The

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commercial relationships reviewed consisted of product and services purchases and product sales at market prices consistent with similar arrangements with unrelated entities.

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Audit Committee operates under a written charter approved by the Board of Directors. The charter, among other things, provides that the Audit Committee has authority to appoint, retain and oversee the independent auditor and is available on our website at www.targaresources.com/investors/corporate-governance. At the time of the filing of our Annual Report on Form 10-K for the year ended December 31, 2025, Mses. Fulton and Lawhorn and Mr. Teague were the members of our Audit Committee.

In this context, the Audit Committee:

▪
reviewed and discussed the audited financial statements in our Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;
▪
reviewed with PricewaterhouseCoopers LLP, our independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards;
▪
received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence from the Company and its subsidiaries, and has discussed with PricewaterhouseCoopers LLP the firm’s independence;
▪
discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the accounting standards as adopted by the Public Company Accounting Oversight Board;
▪
discussed with the Company’s internal auditors and PricewaterhouseCoopers LLP the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and PricewaterhouseCoopers LLP, with and without management present, and separately, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting;
▪
based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC; and
▪
approved the selection and appointment of PricewaterhouseCoopers LLP to serve as our independent auditors. This report has been furnished by the members of the Audit Committee of the Board of Directors.

Audit Committee

Laura C. Fulton, Chairman

Caron A. Lawhorn

R. Keith Teague

The report of the Audit Committee in this report shall not be deemed incorporated by reference into any other filing by Targa Resources Corp. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

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PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the independent auditors of the Company for 2026. PricewaterhouseCoopers LLP has audited the Company’s consolidated financial statements since 2005. The 2025 audit of the Company’s annual consolidated financial statements was completed on February 19, 2026.

The Board of Directors is submitting the selection of PricewaterhouseCoopers LLP for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of that firm as the Company’s auditors.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s auditors. The stockholders’ ratification of the selection of PricewaterhouseCoopers LLP does not limit the authority of the Audit Committee to change auditors at any time.

Audit and Other Fees

The Audit Committee has approved the use of PricewaterhouseCoopers LLP as our independent principal accountant. All services provided by our independent principal accountant are subject to pre-approval by the Audit Committee. The Audit Committee is informed of each engagement of the independent principal accountant to provide services to us.

We have engaged PricewaterhouseCoopers LLP as our independent principal accountant. The following table summarizes fees we were billed by PricewaterhouseCoopers LLP for independent auditing, tax and related services for each of the last two fiscal years:

	2025	2024
	(In millions)
Audit fees (1)	$4.3	$4.0
Audit-related fees (2)	0.2	0.2
Tax fees (3)	—	—
All other fees (4)	—	—
	$4.5	$4.2

(1)
Audit fees relate to professional services rendered in connection with (i) the integrated audit of our annual financial statements and internal control over financial reporting, (ii) the review of our quarterly financial statements and/or (iii) those services normally provided in connection with statutory and regulatory filings or engagements including comfort letters, consents and other services related to SEC matters. This information is presented as of the latest practicable date for this proxy statement.
(2)
Audit-related fees relate to assurance and related services that are reasonably related to the performance of the annual audit or quarterly reviews of our financial statements and are not reported under audit fees.
(3)
Tax fees relate to professional services rendered in connection with tax compliance.
(4)
All other fees relate to professional services rendered not classifiable under the other categories listed in the table above.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

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Pre-Approval Policies and Procedures

The Audit Committee’s policy is to pre-approve all audit services performed by the independent auditor to assure that performing such services does not impair the auditor’s independence. The Audit Committee may also pre-approve fees related to other non-recurring services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditors. The services and fees must be deemed compatible with the maintenance of the auditors’ independence, including compliance with SEC rules and regulations.

Vote Required

The affirmative vote of a majority of the shares present and entitled to be voted on the proposal on the record date for determining stockholders entitled to vote at the Annual Meeting is required for approval of Proposal Two. Brokers have discretionary authority in the absence of timely instructions from you to vote on this proposal. Please see “Quorum and Voting—Vote Required” for further information regarding the impact of abstentions and broker non-votes.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the independent auditors of the Company for 2026.

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PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Introduction

We are asking our stockholders to provide advisory, non-binding approval of the compensation paid to our named executive officers, as described in the “Executive Compensation” section of this proxy statement, beginning on page 46. Our Board of Directors recognizes that executive compensation is an important matter for our stockholders. As described in detail in the CD&A section of this proxy statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy, and the core of that philosophy is to pay our executives based on performance. In particular, the Compensation Committee strives to attract, retain and motivate exceptional executives, to reward past performance measured against established goals and provide incentives for future performance, and to align executives’ long-term interests with the interests of our stockholders. To do so, the Compensation Committee uses a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to our long-range, strategic business goals. It is the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles, other companies in the same and closely related industries, and stockholder interests and concerns.

As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our named executive officers (including potential payouts upon a termination or change in control) are reasonable and not excessive. As you consider this Proposal Three, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including information about our compensation philosophy and objectives and the past compensation of our named executive officers, and to review the tabular disclosures regarding named executive officer compensation together with the accompanying narrative disclosures in the “Executive Compensation” section of this proxy statement. Among the program features incorporated by the Compensation Committee to align with our executive compensation philosophy are the following:

▪
annual base salary, which is annual fixed-cash compensation that is a critical factor in attracting and retaining qualified talent;
▪
annual variable incentive bonus awards, paid in the form of cash, tied to the achievement of key financial, operational and strategic objectives based on a rigorous, holistic evaluation of performance, ultimately subject to the Compensation Committee’s business judgment; and
▪
a combination of restricted stock unit awards and performance share unit awards under our stock incentive plan to promote alignment with our stockholders by tying a majority of our executive officers’ compensation to creation of long-term value and by encouraging executives to build meaningful equity ownership stakes.

Section 14A of the Exchange Act requires, among other things, that we provide stockholders with the opportunity to vote to approve, on an advisory basis, our named executive officers’ compensation as disclosed in this proxy statement in accordance with the rules of the SEC. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

As an advisory vote, Proposal Three is not binding on our Board of Directors or the Compensation Committee, will not overrule any decisions made by our Board of Directors or the Compensation Committee, and will not require our Board of Directors or the Compensation Committee to take any specific action. Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our named executive officers. In particular, to the extent there is any significant vote against our named executive officers’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

We currently conduct annual advisory votes on executive compensation and expect to conduct the next advisory vote at our next annual meeting of stockholders in 2027.

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Text of the Resolution to be Adopted

We are asking stockholders to vote FOR the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the CD&A, the 2025 Summary Compensation Table and the other related tables and disclosures.”

Vote Required

The affirmative vote of a majority of the shares present and entitled to be voted on the proposal on the record date for determining stockholders entitled to vote at the Annual Meeting is required for approval of Proposal Three. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Please see “Quorum and Voting—Vote Required” for further information regarding the impact of abstentions and broker non-votes.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

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STOCKHOLDER PROPOSALS AND NOMINATIONS

FOR THE 2027 ANNUAL MEETING OF STOCKHOLDERS;

IDENTIFICATION OF DIRECTOR CANDIDATES

Any stockholder of the Company who desires to submit a proposal for action at the 2027 annual meeting of stockholders and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in the Company’s proxy materials must follow the procedures set forth in Rule 14a-8 under the Exchange Act and must submit such Rule 14a-8 Proposal to the Company at its principal executive offices no later than November 26, 2026, unless the Company notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company’s proxy materials.

The Company’s bylaws provide for proxy access whereby a stockholder or a group of up to 20 stockholders (with funds having specified relationships constituting a single stockholder) owning at least 3% of our issued and outstanding shares of common stock continuously for at least three years may nominate and include in the Company’s proxy materials up to a number of director nominees that constitutes no more than 20% of the total number of directors on the Board, provided that the stockholder and nominee(s) satisfy the requirements set forth in the Company’s bylaws. Any stockholder who intends to use these procedures to nominate a candidate for election to the Board for inclusion in our 2027 proxy statement must satisfy the requirements set forth in the Company’s bylaws and must provide notice to the Company, which must be delivered to, mailed and received at, the principal executive offices of the Company by the Secretary of the Company, no earlier than 150 days and no later than 120 days before the anniversary of the date that the Company delivered its proxy statement for the immediately proceeding annual meeting of stockholders, and in the case of the 2027 annual meeting of stockholders, between October 27, 2026 and November 26, 2026. The notice of proxy access must include information specified in Article II, Section 2.8 of the Company’s bylaws, including information concerning the nominee(s) and information about the stockholder’s ownership of and agreements related to the Company’s stock.

Any stockholder of the Company who desires to submit a proposal for action at the 2027 annual meeting of stockholders but not included in the Company’s proxy materials (a “Non-Rule 14a-8 Proposal”), must comply with the requirements set forth in the Company’s bylaws and submit such a Non-Rule 14a-8 Proposal to the Company at its principal executive offices so that it is received between January 21, 2027 and February 20, 2027, unless the Company notifies the stockholders otherwise.

“Discretionary voting authority” is the ability to vote proxies that stockholders have executed and submitted to the Company, on matters not specifically reflected in the Company’s proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

In identifying potential director candidates, the Nominating and Governance Committee relies on a variety of sources available for the identification and recommendation of candidates, including current directors and officers and stockholders. In addition, the Nominating and Governance Committee from time to time may engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee.

The Nominating and Governance Committee will also consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2027 if that nomination complies with the requirements set forth in the Company’s bylaws and is submitted in writing, between January 21, 2027 and February 20, 2027, to Targa Resources Corp., 811 Louisiana Street, Suite 2100, Houston, Texas 77002, Attention: Secretary. The Nominating and Governance Committee treats recommendations for directors that are received from the Company’s stockholders equally with recommendations received from any other source. With respect to each such nominee, the stockholder must provide all of the information required by our bylaws, including the following information that must be provided to the Company with the written nomination:

a)
the nominee’s name, address and other personal information;
b)
the number of shares of each class and series of stock of the Company held by such nominee;
c)
the nominating stockholder’s name, residential address and telephone number, and business address and telephone number; and

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d)
all other information required to be disclosed pursuant to Regulation 14A of the Securities and Exchange Act of 1934.

Each submission must also include a statement of the qualifications of the nominee, a notarized consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a written representation and agreement that such person (i) is not and will not become a party to any voting agreement or compensation agreement that has not been disclosed to the Company or that could limit or interfere with the nominee’s ability to comply with their fiduciary duties under applicable law and (ii) will comply with all of the Company’s applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

To comply with Rule 14a-19 of the Exchange Act, in addition to satisfying the requirements in the notice procedures of our bylaws as set forth above, a stockholder who intends to solicit proxies in support of nominees other than the Company’s nominees for our 2027 annual meeting of Stockholders must provide the information required under Rule 14a-19 of the Exchange Act to the Secretary of the Company at the Company’s principal executive offices, as set forth below, so that it is received between January 21, 2027 and February 20, 2027, unless Rule 14a-19 under the Exchange Act provides for an earlier date, in which case, such earlier date shall apply.

Written requests for inclusion of any stockholder proposal should be addressed to Targa Resources Corp., 811 Louisiana Street, Suite 2100, Houston, Texas 77002, Attention: Secretary. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

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SOLICITATION OF PROXIES

Solicitation of Proxies may be made by internet, mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Alliance Advisors, LLC to assist in solicitation for an initial fee of $14,000 and the reimbursement of out-of-pocket expenses. The Company will bear all costs of solicitation.

STOCKHOLDER LIST

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Houston, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

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PROXY MATERIALS, ANNUAL REPORT AND OTHER INFORMATION

The Company’s Annual Report on Form 10-K for the year ended December 31, 2025 is being made available to stockholders concurrently with this proxy statement and does not form part of the proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the SEC, will be sent to any stockholder without charge upon written request. One copy of the Notice, this proxy statement and our Annual Report on Form 10-K (the “Proxy Materials”) will be sent to stockholders who share an address, unless they have notified the Company that they want to continue receiving multiple packages. A copy of the Proxy Materials will also be promptly sent upon written or oral request to any stockholder of a shared address to which a single copy of the Proxy Materials was delivered. If two or more stockholders with a shared address are currently receiving only one copy of the Proxy Materials, then the stockholders may request to receive multiple packages in the future, or if a stockholder is currently receiving multiple packages of the Proxy Materials, then the stockholder may request to receive a single copy in the future. Such requests may be made by writing to Investor Relations, Targa Resources Corp., 811 Louisiana Street, Suite 2100, Houston, Texas 77002 or by calling (713) 584-1133. The Company’s Annual Report on Form 10-K is also available at the SEC’s website in its EDGAR database at www.sec.gov.

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INTERNET AND PHONE VOTING

For shares of stock that are registered in your name, you may vote by internet or phone using procedures provided by Alliance Advisors, LLC. Votes submitted by internet or phone must be received by 11:59 p.m., Eastern Time, on May 20, 2026. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The internet and phone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by internet should remember that the stockholder must bear costs associated with electronic access, such as usage charges from internet access providers and telephone companies.

For shares of stock that are registered in a street name (the stockholder owns shares in the name of a bank, broker or other holder of record on the books of the Company’s transfer agent), you will receive instructions with your proxy materials that you must follow in order to have your shares voted. Please review your proxy card or voting instruction card to determine whether you can vote by phone or electronically.

******

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE BY INTERNET, BY PHONE OR IF YOU HAVE RECEIVED PAPER COPIES OF THE PROXY MATERIALS, BY COMPLETING, SIGNING AND RETURNING THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

By Order of the Board of Directors,

Gerald R. Shrader
SECRETARY

Houston, Texas
March 26, 2026

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Appendix A

Non-GAAP Financial Measures

This proxy statement includes the Company’s non-GAAP financial measures: Adjusted EBITDA and adjusted cash flow from operations. The Company utilizes non-GAAP measures to analyze the Company’s performance. The GAAP measures most directly comparable to these non-GAAP measures are income (loss) from operations, Net income (loss) attributable to Targa Resources Corp. and segment operating margin. These non-GAAP measures should not be considered as an alternative to GAAP measures and have important limitations as analytical tools. Investors should not consider these measures in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Additionally, because the Company’s non-GAAP measures exclude some, but not all, items that affect income and segment operating margin, and are defined differently by different companies within the Company’s industry, the Company’s definitions may not be comparable with similarly titled measures of other companies, thereby diminishing their utility. Management compensates for the limitations of the Company’s non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these insights into the Company’s decision-making processes.

Adjusted EBITDA

The Company defines adjusted EBITDA as Net income (loss) attributable to Targa Resources Corp. before interest, income taxes, depreciation and amortization, and other items that the Company believes should be adjusted consistent with the Company’s core operating performance. The adjusting items are detailed in the adjusted EBITDA reconciliation table and its footnotes. Adjusted EBITDA is used as a supplemental financial measure by the Company and by external users of the Company’s financial statements such as investors, commercial banks and others to measure the ability of the Company’s assets to generate cash sufficient to pay interest costs, support the Company’s indebtedness and pay dividends to the Company’s investors.

Adjusted Cash Flow from Operations

The Company defines adjusted cash flow from operations as adjusted EBITDA less cash interest expense on debt obligations and cash tax (expense) benefit. Adjusted cash flow from operations is a performance measure used by the Company and by external users of the Company’s financial statements, such as investors, commercial banks and research analysts, to assess the Company’s ability to generate cash earnings (after servicing the Company’s debt and funding capital expenditures) to be used for corporate purposes, such as payment of dividends, retirement of debt or redemption of other financing arrangements.

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Reconciliation

The following tables reconcile the non-GAAP financial measures used by management to the most directly comparable GAAP measures for the periods indicated.

	Year Ended December 31,
	2025	2024	2023	2022	2021	2020
	(In millions)
Reconciliation of Net income (loss) attributable to Targa Resources Corp. to Adjusted EBITDA and Adjusted Cash Flow from Operations
Net income (loss) attributable to Targa Resources Corp.	$1,923.0	$1,312.0	$1,345.9	$1,195.5	$71.2	$(1,553.9)
Income attributable to TRP preferred limited partners	—	—	—	—	—	15.1
Interest (income) expense, net (1)	852.8	767.2	687.8	446.1	387.9	391.3
Income tax expense (benefit)	529.7	384.5	363.2	131.8	14.8	(248.1)
Depreciation and amortization expense	1,515.3	1,423.0	1,329.6	1,096.0	870.6	865.1
Impairment of long-lived assets	—	—	—	—	452.3	2,442.8
(Gain) loss on sale or disposition of business and assets	(6.1)	(3.1)	(5.3)	(9.6)	2.0	58.4
Write-down of assets	18.8	6.2	6.9	9.8	10.3	55.6
(Gain) loss from financing activities (2)	2.4	0.8	2.1	49.6	16.6	(45.6)
(Gain) loss from sale of equity-method investment	—	—	—	(435.9)	—	—
Transaction costs related to business acquisition (3)	—	—	—	23.9	—	—
Equity (earnings) loss	(11.8)	(9.4)	(9.0)	(9.1)	23.9	(72.6)
Distributions from unconsolidated affiliates	28.5	25.3	18.6	27.2	116.5	108.6
Change in contingent considerations	—	—	—	—	0.1	(0.3)
Compensation on equity grants	69.5	63.2	62.4	57.5	59.2	66.2
Risk management activities	5.3	164.6	(275.4)	302.5	116.0	(228.2)
Severance and related benefits	—	—	—	—	—	6.5
Noncontrolling interests adjustments (4)	11.4	3.9	(3.7)	15.8	(89.4)	(224.3)
Litigation and environmental reserves (5)	18.6	4.1	6.9	—	—	—
Adjusted EBITDA	$4,957.4	$4,142.3	$3,530.0	$2,901.1	$2,052.0	$1,636.6
Interest expense on debt obligations (6)	(835.4)	(752.4)	(675.8)	(447.6)	(376.2)	(388.9)
Cash tax (expense) benefit	(13.1)	(17.5)	(13.6)	(6.7)	(2.7)	44.4
Adjusted Cash Flow from Operations	$4,108.9	$3,372.4	$2,840.6	$2,446.8	$1,673.1	$1,292.1
Common shares outstanding (period end)	214.7	217.8	222.6	226.0	228.2	228.1
Adjusted CFFO per share	$19.14	$15.49	$12.76	$10.82	$7.33	$5.67

(1)
Includes the change in estimated redemption value of the mandatorily redeemable preferred interests. Effective September 2022, we redeemed the Company’s joint venture partner's mandatorily redeemable preferred interests in the two joint ventures that, separately, owned a 100% interest in the WestOK natural gas gathering and processing system and a 72.8% undivided interest in the WestTX natural gas gathering and processing system.
(2)
Gains or losses on debt repurchases or early debt extinguishments.
(3)
Includes financial advisory, legal and other professional fees, and other one-time transaction costs.

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(4)
Represents adjustments related to the Company’s subsidiaries with noncontrolling interests, including depreciation and amortization expense as well as earnings for certain plants within the Company's WestTX joint venture not subject to noncontrolling interest accounting.
(5)
Litigation and environmental reserves includes charges related to specific litigation and environmental compliance matters that are nonrecurring in nature and outside the ordinary course of our business and/or not reflective of our ongoing core operations. We may incur such charges from time to time, and we believe it is useful to exclude these charges as we do not consider them reflective of our ongoing core operations.
(6)
Excludes amortization recognized in interest expense. The year ended December 31, 2024 includes $55.8 million of interest expense on a 2024 legal ruling.

Full Year 2026E
Reconciliation of Estimated Net Income attributable to Targa Resources Corp. to Estimated Adjusted EBITDA	(in millions)
Net income (loss) attributable to Targa Resources Corp.	$2,200.0
Interest (income) expense, net	960.0
Income tax expense (benefit)	610.0
Depreciation and amortization expense	1,650.0
Equity (earnings) loss	(30.0)
Distributions from unconsolidated affiliate	32.0
Compensation on equity grants	75.0
Risk management and other	10.0
Noncontrolling interests adjustments (1)	(7.0)
Estimated Adjusted EBITDA	5,500.0

(1)
Represents adjustments related to the Company’s subsidiaries with noncontrolling interests, including depreciation and amortization expense as well as earnings for certain plants within Targa’s WestTX joint venture not subject to noncontrolling interest accounting.

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TARGA PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or telephone. Vote Your Proxy on the Internet: Go to www.AALvote.com/TRGP Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote Your Proxy by Phone: Call 1-866-804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. As a stockholder of Targa Resources Corp., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic or telephonic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m. Eastern Time, on May 20, 2026. CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. TARGA RESOURCES CORP. 2026 ANNUAL MEETING OF STOCKHOLDERS MAY 21, 2026 AT 8:00 A.M. CENTRAL TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TARGA RESOURCES CORP. The stockholder(s) hereby appoint(s) Jennifer R. Kneale and Gerald R. Shrader, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Targa Resources Corp., that the stockholder(s) is/are entitled to vote at the 2026 Annual Meeting of Stockholders to be held at 811 Louisiana Street, Suite 2100, Houston, TX 77002 at 8:00 a.m. CT on May 21, 2026, and any adjournment or postponement thereof. Please check here if you plan to attend the 2026 Annual Meeting. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. If any other matters come properly before the meeting, the persons named in this proxy will vote in their discretion pursuant to Rule 14a-4(c) of the Securities Exchange Act of 1934. Signature Date Title Signature (Joint Owners) NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, limited liability company or partnership, please sign in full corporate, limited liability company, or partnership name by authorized officer or person. CONTROL NUMBER Address Change: (If you noted any Address Changes above, please mark box.)

Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting of Stockholders to be held on May 21, 2026: The Notice and Proxy Statement and Annual Report are available at: web.viewproxy.com/TARGA/2026 PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. When properly executed, your proxy card/voting instruction form will be voted in the manner you direct. If you do not specify your choices, your shares will be voted FOR each of the nominees listed in Proposal No. 1 and FOR Proposals No. 2 and 3. The Board of Directors recommends a vote FOR each of the nominees listed in Proposal No. 1. Proposal 1. To elect the four Class I Directors named in the proxy statement, each to serve until the 2029 annual meeting of stockholders. Please mark your votes like this NOMINEES: FOR AGAINST ABSTAIN (1a) Paul W. Chung (1b) Charles R. Crisp (1c) Laura C. Fulton (1d) R. Keith Teague The Board of Directors recommends a vote FOR each of Proposals No. 2 and 3. Proposal 2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent auditors for 2026. FOR AGAINST ABSTAIN Proposal 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended December 31, 2025. FOR AGAINST ABSTAIN